Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

PRECIGEN, INC.,

TRANS OVA GENETICS, L.C.

AND

SPRING BIDCO LLC

Dated as of July 1, 2022

i

Annexes

Annex I	Certain Funding Arrangements
Exhibits
Exhibit A	2022 Budget
Exhibit B	Indebtedness and Net Working Capital
Exhibit C	Spin Out
Exhibit D	Form of Deposit Agreement

Schedules

Disclosure Schedules

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of July 1, 2022, by and among PRECIGEN, INC., a Virginia corporation (“Seller”), TRANS OVA GENETICS, L.C., an Iowa limited liability company (the “Company”), and Spring Bidco LLC, a Delaware limited liability company (“Buyer”). Buyer, the Company and Seller are each referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

A.       Seller is the registered and beneficial owner of 100% of the issued and outstanding membership interests of the Company (collectively, the “Membership Interests”).

B.       The Company is the registered and beneficial owner of 100% of the issued and outstanding membership interests of (i) ViaGen, L.C., an Iowa limited liability company (“ViaGen”), (ii) Progentus, L.C., an Iowa limited liability company, and (iii) Trans Ova Laboratories India Private Limited, a private company limited by shares incorporated under the laws of India (“Trans Ova India”).

C.       Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Membership Interests, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Article I

Definitions and Terms

Section 1.01        Defined Terms.

Capitalized terms not otherwise defined in this Agreement shall have the following meanings:

“2022 Budget” means the budget for the Company for the year ending December 31, 2022, attached hereto as Exhibit A.

“2022 EBITDA” means realized EBITDA plus the additional USD 704,000 bonus payment related to 2021.

“Acquisition Transaction” means any transaction or series of transactions involving: (a) the sale, lease, license, sublicense or disposition of all or a material portion of any of the business or assets of the Company or any of its Subsidiaries; (b) the issuance, disposition or acquisition of: (i) any shares of capital stock or other equity interests or securities of the Company or any of its Subsidiaries; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any shares of capital stock or other equity interests or securities of the Company or any of its Subsidiaries; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other equity interests or securities of the Company or any of its Subsidiaries; or (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company or any of its Subsidiaries.

“Adjustment Amount” has the meaning set forth in Section 2.04(d).

“Affiliate” of a Person means any other Person, which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither ViaGen nor any of its Subsidiaries shall be deemed to be an Affiliate of Seller, the Company or any of their respective Subsidiaries.

“Agreed Accounting Principles” means GAAP applied in a manner consistent with the principals and methodologies used to prepare the Financial Statements and the illustrative calculation set forth in Section 1.01(a) of the Disclosure Schedules.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Dispute” has the meaning set forth in Section 10.04(b).

“Allocation Schedule” has the meaning set forth in Section 3.04(b).

“Anti-Corruption Laws” has the meaning set forth in Section 4.26(a).

“Baseline Net Working Capital” means the amount set forth as the line item for “Baseline Net Working Capital” on Section 1.01(a) of the Disclosure Schedules.

“Bribery Act 2010” has the meaning set forth in Section 4.26(a).

“Budget EBITDA” shall mean $25,412,000.

“Business” means the business of the Company and its Subsidiaries to the extent related to the production of bovine and porcine for food.

“Business Day” means any weekday other than a weekday on which national or state chartered banks are closed in the Commonwealth of Virginia.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Cure Period” has the meaning set forth in Section 8.01(a)(v).

“Buyer Fundamental Warranties” has the meaning set forth in Section 7.01(c)(i).

“Buyer Indemnified Liabilities” has the meaning set forth in Section 9.02(b).

“Buyer Indemnified Parties” has the meaning set forth in Section 9.02.

“Buyer Plan” has the meaning set forth in Section 6.11(b).

“Buyer Related Parties” has the meaning set forth in Section 8.03(b).

“CARES Act” has the meaning set forth in Section 4.13(i).

“Carve Out” has the meaning set forth in Section 6.17.

“Cash” means the Company’s and its Subsidiaries’ aggregate cash and cash equivalents, calculated in a manner consistent with the Financial Statements.

“Chinese Joint Venture” means Wuhan ViaGen Animal Breeding Resources Development Co., Ltd, a Sino-foreign equity joint venture company jointly established and invested in by the parties to that certain Amended and Restated Joint Venture Contract, by and between Wuhan BoWeiMei Animal Breeding Resources Development Co., Ltd. and ViaGen, L.C.

“Chosen Court” has the meaning set forth in Section 10.12(a).

“Claim” means any and all claims, causes of action, demands, lawsuits, suits, charges, complaints, litigation, information requests, proceedings, investigations, audits and administrative orders alleging actual or potential liability.

“Claim Notice” has the meaning set forth in Section 9.04(a).

“Cloning Business” has the meaning set forth in Section 6.17.

“Closing” has the meaning set forth in Section 3.01.

“Closing Adjustment Statement” has the meaning set forth in Section 2.04(a).

“Closing Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Closing Time, determined in accordance with the Agreed Accounting Principles.

“Closing Cash Amount” means the amount of all Cash as of the Closing Time.

“Closing Cash Payment” has the meaning set forth in Section 2.02(b).

“Closing Company Indebtedness” means any Indebtedness owed by the Company or any Subsidiary outstanding as of the Closing Time.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Net Working Capital” means Net Working Capital as of the Closing Time.

“Closing Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (a) Closing Net Working Capital minus (b) Baseline Net Working Capital.

“Closing Purchase Price” means $170,000,000, plus (a) the Closing Net Working Capital Adjustment Amount, if any, minus (b) Closing Company Indebtedness, if any, plus (c) Closing Cash Amount, minus (d) Closing Transaction Expenses, each as determined pursuant to Section 2.04.

“Closing Time” has the meaning set forth in Section 3.01.

“Closing Transaction Expenses” means the Transaction Expenses outstanding as of the Closing Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Employee” means any individual who, as of immediately prior to the Closing Date, is employed by the Company or any of its Subsidiaries.

“Company Group” means, collectively, the Company and its Subsidiaries.

“Company Released Parties” has the meaning set forth in Section 6.14.

“Competing Business” has the meaning set forth in Section 6.13(a).

“Confidential Information” has the meaning set forth in Section 6.09.

“Contract” means any legally binding contract, agreement, understanding, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.

“Corporate Documents” means, as to any Person, the organizational documents of such Person, including any charter, certificate or articles of incorporation, certificate of formation, articles of association, bylaws, trust instrument, partnership agreement, limited liability company agreement or similar document.

“Court Order” means any judgment, decision, decree, consent decree, injunction, ruling or order of any Governmental Entity that is binding on any Person or its property.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Customs and International Trade Laws” means any Law or other decision or requirement having the force or effect of a Law and as amended from time to time, of any Governmental Entity, concerning the importation of products, the exportation or reexportation of products (including technology, technical data and services), the terms and conduct of international transactions, and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930 and other Laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, Export Administration Act of 1979, Export Administration Regulations, International Emergency Economic Powers Act, Trading With the Enemy Act, Arms Export Control Act, International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Department of Treasury, Office of Foreign Assets Control and the antiboycott Laws administered by the U.S. Departments of Commerce and Treasury.

“Davis Polk” has the meaning set forth in Section 3.01.

“Debt Commitment Letter” has the meaning set forth in Section 5.06(a).

“Debt Financing” has the meaning set forth in Section 5.06(a).

“Debt Financing Sources” means the entities that have committed to provide (or otherwise entered into agreements in connection with) the Debt Financing, including the parties to the Debt Commitment Letter and any joinder agreements, credit agreements or indentures (or similar definitive financing documents) relating thereto.

“Deficit Amount” has the meaning set forth in Section 2.04(e).

“Deposit Account” has the meaning set forth on Annex I.

“Deposit Agreement” has the meaning set forth on Annex I.

“Depositary Agent” has the meaning set forth on Annex I.

“Disclosure Schedules” has the meaning set forth in Article IV.

“Earnout Calculation” has the meaning set forth in Section 2.05(b).

“Earnout Calculation Delivery Date” has the meaning set forth in Section 2.05(b).

“Earnout Calculation Period” means each of the First Earnout Calculation Period and the Second Earnout Calculation Period.

“Earnout Payment(s)” has the meaning set forth in Section 2.05(a)(i).

“Earnout Statement” has the meaning set forth in Section 2.05(b)

“EBITDA” means, with respect to any Earnout Calculation Period, the income before financing related interest expense, income Taxes, depreciation and amortization, and other management adjustments included in the calculation of Budget EBITDA as set forth on Section 1.01(a) of the Disclosure Schedules (unit based compensation, profit and loss on sale of breeding stock, and litigation and/or settlement expense related to the Specified Matter) of the Company Group for such period, determined in a consistent manner with the calculation of Budget EBITDA, in accordance with GAAP (to the extent applicable and consistent with the calculation of Budget EBITDA) and derived from the financial statements of the Company Group for the applicable Earnout Calculation Period. For the avoidance of doubt, all lease-related expense shall be included in EBITDA.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)), and any pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, restricted stock, appreciation right, performance unit, phantom stock, profit participation, equity equivalent, equity purchase agreement, other equity arrangement, incentive, bonus, vacation, severance, employment, consulting, change in control, termination, retention, retiree medical, retiree life benefits, medical, dental, disability, workers’ compensation, sick leave, cafeteria plan, life insurance, educational assistance, or employee loan plan, program, agreement, policy, practice, or arrangement, whether formal or informal, oral or written, whether by individual agreement or plan or otherwise, whether or not subject to ERISA or any similar Laws applicable outside of the U.S., but excluding any plan, program or arrangement sponsored or maintained by a Governmental Entity, maintained by the Company or any of its Subsidiaries for the benefit of any Company Employee or former employee of the Company or any of its Subsidiaries or their beneficiaries and under which the Company or any of its Subsidiaries has any direct or indirect liability.

“End Date” has the meaning set forth in Section 8.01(a)(ii).

“Environmental Requirements” means all applicable federal, state, local, and non-U.S. statutes, regulations, and ordinances concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials or Petroleum Products.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person that is treated at any time as a single employer with the Company or any of its Subsidiaries for purposes of Code §414 or ERISA §4001.

“Estimated Closing Cash Amount” has the meaning set forth in Section 2.03.

“Estimated Closing Company Indebtedness” has the meaning set forth in Section 2.03.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.03.

“Estimated Closing Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (a) Estimated Closing Net Working Capital minus (b) Baseline Net Working Capital.

“Estimated Closing Purchase Price” means, $170,000,000, plus (a) the Estimated Closing Net Working Capital Adjustment Amount, if any, minus (b) Estimated Closing Company Indebtedness, plus (c) Estimated Closing Cash Amount, minus (d) Estimated Closing Transaction Expenses.

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.02(b).

“Exemplar” means Exemplar Genetics, LLC, an Iowa limited liability company.

“FCPA” has the meaning set forth in Section 4.26(a).

“Final Adjustment Statement” has the meaning set forth in Section 2.04(c).

“Final Balance Sheet” has the meaning set forth in Section 2.04(c).

“Final Cash Amount” has the meaning set forth in Section 2.04(c).

“Final Closing Purchase Price” has the meaning set forth in Section 2.04(c).

“Final Company Indebtedness” has the meaning set forth in Section 2.04(c).

“Final Earnout Statement” has the meaning set forth in Section 2.05(d).

“Final Net Working Capital” has the meaning set forth in Section 2.04(c).

“Final Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.04(c).

“Final Transaction Expenses” has the meaning set forth in Section 2.04(c).

“Financial Statements” has the meaning set forth in Section 4.10.

“First Earnout Calculation Period” means the 12 month period ending December 31, 2022.

“First Earnout Period EBITDA” has the meaning set forth in Section 2.05(a)(i)(A).

“First Earnout Period Payment” has the meaning set forth in Section 2.05(a)(i)(A).

“Fraud” means, with respect to a Party, an actual intentional fraud against the other Party, with the specific intent to deceive or mislead the other Party with respect to the representations and warranties set forth in this Agreement and the other Party must have relied on and suffered reasonably foreseeable losses as a result.

“Fundamental Warranties” has the meaning set forth in Section 7.01(c)(i).

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time, consistently applied.

“Government Bid” shall mean any quotation, bid or proposal made by the Company or any of its Subsidiaries prior to the date hereof which, if accepted, would result in a Government Contract.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, task order, delivery order or other similar arrangement of any kind including all modifications, options and extensions, between the Company or any of its Subsidiaries, on the one hand, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (c) any subcontractor (or lower tier subcontractor) with respect to any contract of a type described in clauses (a) or (b) above, on the other hand; provided, however, that no supplier agreement or vendor agreement in an amount under the Simplified Acquisition Threshold (as defined in the Federal Acquisition Regulations) shall be deemed a Government Contract hereunder; provided further, however, a task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates, unless there is no such Government Contract under which such task, purchase or delivery order was delivered or to which it relates.

“Government Official” means (i) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Governmental Entity, or anyone otherwise acting in an official capacity on behalf of a Governmental Entity; (ii) any candidate for public or political office; (iii) any royal or ruling family member; or (iv) any agent or representative of any of those persons listed in subcategories (i) through (iii).

“Governmental Entity” means any court, arbitral tribunal, authority, agency, commission, official or other instrumentality of the government of the United States or of any foreign country, any state, or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise).

“Hazardous Materials” means any solid waste, hazardous material, hazardous waste, infectious medical waste, or hazardous or toxic substance defined or regulated as such in or under any Environmental Requirement, including, without limitation, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or toxicity, as such terms are now defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any applicable Environmental Requirement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” means any federal, state, local, or non-U.S. income Tax measured by or imposed on net income (including any franchise, gross receipts or business profits or similar Tax incurred in lieu of a Tax on net income), including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Increase Amount” has the meaning set forth in Section 2.04(e).

“Indebtedness” means, without duplication (and as further detailed in Exhibit B), (a) all indebtedness and obligations of the Company and its Subsidiaries for borrowed money or with respect to loans or advances, (b) all obligations of the Company or any Subsidiary evidenced by a note, bond, debenture or credit agreement, (c) all reimbursement obligations of the Company and its Subsidiaries with respect to letters of credit, surety bonds and bankers’ acceptances, (d) property loss accrual, (e) the Specified Matter third-party expense accrual (exclusive of any Specified Matter settlement accrual), (f) any outstanding 2021 accrued bonuses (to the extent not included in the final determination of Transaction Expenses), (g) the deferred purchase price of property or services (including deferred merger and acquisition costs), and (h) the Pre-Closing Income Tax Amount of the Company and each of its Subsidiaries. Notwithstanding the foregoing, Indebtedness does not include (x) lease obligations, or (y) any intercompany obligations between or among the Company and its Subsidiaries, including any intercompany payables or loans of any kind or nature. A detailed listing of Indebtedness is included on Exhibit B.

“Indemnified Liabilities” has the meaning set forth in Section 9.03.

“Indemnified Parties” has the meaning set forth in Section 9.03.

“Indemnifying Parties” has the meaning set forth in Section 9.04.

“Independent Accountant” means KPMG LLP or, if such firm is unable or unwilling to act, such other independent certified public accounting firm as shall be mutually agreed upon by Buyer and Seller, acting reasonably.

“Intellectual Property” means all (a) patents and patent applications (and any continuations, continuations in part and divisionals thereof); (b) trademarks, service marks, trade names and trade dress, together with the goodwill associated exclusively therewith; (c) copyrights, including copyrights in computer software, and works of original authorship; (d) registrations and applications for registration of any of the foregoing under clauses (a) – (c) of this definition; (e) Technology and rights in confidential or proprietary information (“Trade Secrets”); (f) inventions, processes and designs (whether or not patentable or reduced to practice), including, without limitation, all notes, journals or other compilations of data generated in the invention or development process; (g) rights in Software (including any source code, object code, data and documentation); (h) domain names or uniform resource locators used in connection with any global computer or electronic network (including, without limitation, the Internet and the World Wide Web) and including all goodwill associated therewith, all applications, registrations, and renewals in connection therewith; and (i) all other similar intellectual property rights.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.10.

“Inventory” means all of the inventories of raw materials, work in process, finished goods and supplies held for use or sale by the Company and its Subsidiaries, excluding any livestock, embryos or other goods and supplies owned by a customer and located at the Owned Real Property or the Leased Real Property, or otherwise in the possession of the Company or its Subsidiaries.

“Knowledge of Seller” means the actual knowledge after reasonable due inquiry of the following Persons: David Faber, Katie Jauert Jess, Chad Feenstra, Don Lehr and Hong Wei.

“Law” or “Laws” means any applicable federal, state, local, municipal or non-U.S. law, statute, constitution, resolution, ordinance, code, edict, decree, rule, Court Order, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or its Subsidiaries and used in the Business.

“Licensed Intellectual Property” means all Intellectual Property owned by a third party and licensed to either the Company or any of its Subsidiaries and used in the Business.

“Lien” means any mortgage, pledge, lien, charge, security interest, deed of trust, claim, or other similar encumbrance.

“Loss(es)” means any losses, costs, liabilities, judgement, settlement, duties, charges, assessments, Taxes, interest, obligations, penalties, fines, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, actually paid to third parties through the final resolution of a third-party claim or incurred by the applicable Person.

“Material Adverse Effect” or “Material Adverse Change” means any effect, event or change that, individually or in the aggregate, has been or would reasonably be expected to be materially adverse to the Business, assets, results of operations or condition of the Company and its Subsidiaries, taken as a whole, or the ability of Seller or any member of the Company Group to consummate the transactions contemplated by this Agreement, provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any condition or conditions affecting the industries or industry sectors in which the Company and its Subsidiaries operate, including (i) legal and regulatory changes and changes in the price of services or raw materials, or (ii) the U.S. economy or securities, debt or other financial markets or any foreign economy or securities, debt or other financial markets, including changes in interest rates or foreign exchange rates (except, in the case of this clause (a), to the extent having a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons operating in the same industry or industries as the Company and its Subsidiaries); (b) events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened); (c) any change or changes in applicable Laws or applicable accounting standards (including GAAP), or the enforcement, implementation or interpretation thereof; (d) any act or acts of God, calamities, armed hostilities, sabotage, terrorism, or acts of war (whether or not declared), including any escalation or worsening thereof, or national or international political or social conditions or any force majeure events in any country or region in the world; (e) any one or more changes or effects that are attributable or related to the announcement of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company or its Subsidiaries; (f) any one or more changes, effects or failures as a result of any action taken or omission by a Party at the direction or with the consent of the other Party or in accordance with or as required by this Agreement (including in respect of plans or intentions with respect to the Company or its employees); (g) the failure, in and of itself, by the Company or its Subsidiaries to meet any internal or other estimates, expectations, forecasts, plans, projections, or budgets for any period, (h) any events, circumstances, changes or effects arising out of, attributable to, or as a result of, the COVID-19 pandemic, or (i) events, circumstances, changes or effects arising out of, or attributable to, any matter disclosed in, or reasonably determinable from, a Disclosure Schedule.

“Material Contracts” has the meaning set forth in Section 4.16(a).

“Material Permits” has the meaning set forth in Section 4.12(b).

“Membership Interests” has the meaning set forth in the Recitals.

“Net Working Capital” means (and as further detailed in Exhibit B) the amount that is the difference between (a) the current assets of the Company Group (consisting of accounts receivable, inventory, prepaid expenses, current non-Income Tax assets and other current assets, but excluding cash and cash equivalents, intercompany and related party receivables, investments held to maturity, short term prepaid royalties, Income Taxes assets, deferred Tax assets, royalties receivables, synergy receivables and receivables related to the discontinued operations in Oklahoma), and (b) the current liabilities of the Company Group (consisting of accounts payable, accrued compensation, deferred revenue, current portion of lease liabilities, current liabilities for non-Income Taxes, and other current liabilities, but excluding any Indebtedness and any Transaction Expenses that otherwise would be treated as current liabilities of the Company Group, Income Tax liabilities, deferred Tax liabilities, intercompany and related party payables or margin and the aggregate amount of outstanding and unpaid checks issued by the Company Group, litigation settlement accrual relating to the Specified Matter and items already reclassified as indebtedness namely the Specified Matter third-party expense accrual and property accrual), as further described in and determined in accordance with the Agreed Accounting Principles. A detailed listing of Net Working Capital is included on Exhibit B.

“Non-Disclosure Agreement” means that certain Mutual Confidentiality Agreement dated December 22, 2021 entered into by Buyer and Seller.

“Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future equityholders, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, consistent with past custom and practice (including with respect to quantity and frequency), provided that any Pandemic Measures shall be deemed to have been taken in the Ordinary Course of Business hereunder.

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries and used in the Business.

“Pandemic Measures” means any actions or conduct that Seller or its Affiliates determine are necessary or prudent to be taken in connection with (a) events surrounding any public health emergency, epidemic, pandemic, or disease outbreak (including COVID-19), (b) shutting down, slowing down or reinitiating operation of all or a portion of the Business in response to the events referenced in clause (a) of this definition, (c) mitigating adverse effects on the Business from the events referenced in clause (a) of this definition, and (d) protecting the health and safety of customers, employees, contractors, and other business relationships and ensuring compliance with (i) any Law, directive, pronouncement or guideline issued by a Governmental Entity (including, for the avoidance of doubt, the Centers for Disease Control and Prevention and the World Health Organization) or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, any public health emergency, epidemic, pandemic or disease outbreak (including COVID-19), or (ii) any change in such Law, directive, pronouncement or guideline or interpretation thereof.

“Party” or “Parties” have the meanings set forth in the Preamble.

“Permits” means approvals, consents, licenses, permits, waivers, or other authorizations required to be obtained from any Governmental Entity or pursuant to any applicable Law.

“Permitted Encumbrances” means (a) Taxes, assessments and other governmental levies, fees, or charges that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements; (b) mechanics liens and similar liens for labor, materials, or supplies incurred in the Ordinary Course of Business for amounts that are (i) not delinquent and would not, in the aggregate, be material or (ii) being contested in good faith by appropriate proceedings; (c) zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property that do not, individually or in the aggregate, materially impair the use or occupancy of such real property in the operation of the business of the Company and its Subsidiaries as presently conducted; (d) easements, covenants, conditions, restrictions, and other similar matters affecting title to such real property that do not or would not, individually or in the aggregate, materially impair the use or occupancy of such real property in the operation of the Business as presently conducted; (e) matters which would be disclosed by an inspection or accurate survey of each parcel of real property; (f) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (g) Liens arising under the Closing Company Indebtedness or any Indebtedness that will be paid in full and terminated at the Closing; (h) licenses of Intellectual Property granted in the Ordinary Course of Business; (i) as set forth on Section 1.01(b) of the Disclosure Schedules, and (j) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Entity.

“Petroleum Products” means gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum products.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Income Tax Amount” means, with respect to any Person, liabilities of such Person for current unpaid Income Taxes with respect to any current taxable periods (or the portion thereof ending on the Closing Date for any Straddle Period calculated in accordance with the methodology set forth in Section 6.10(c)) ending on or before the Closing Date for which Income Tax Returns have not yet been required to be filed, which liabilities shall be determined (i) taking into account applicable estimated Income Tax payments made by such Person prior to Closing and any applicable Income Tax refunds or overpayments and any net operating losses or other Tax attributes (excluding any such attribute that may be carried back from a taxable period beginning after the Closing Date), in each case, to the extent such payments, attributes or other items actually reduce cash Taxes payable (but not below zero) in respect of such taxable periods (or would reduce such cash Taxes taking into account clause (ii)) and (ii) as though the taxable period of such Person closes as of the end of the Closing Date regardless of whether such treatment is prescribed by applicable Law. For the avoidance of doubt, the Pre-Closing Income Tax Amount shall not be a negative number.

“Pre-Closing Tax Period” means, any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion thereof that ends on and includes the Closing Date.

“Prospective Mexico Venture” has the meaning set forth in Section 4.09 of the Disclosure Schedules.

“Protected Communications” has the meaning set forth in Section 10.04(c).

“Public Announcement” has the meaning set forth in Section 10.02.

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Real Property Lease” has the meaning set forth in Section 4.14(b).

“Registered Intellectual Property” means Owned Intellectual Property registered or filed with, or the subject of a pending application before, any Governmental Entity or Internet domain name registrar.

“Remedies Exceptions” has the meaning set forth in Section 4.02.

“Representatives” means, when used with respect to any Person, such Person’s officers, directors, managers, employees, agents, potential financing sources, advisors and other representatives (including any investment banker, financial advisor, attorney or accountant retained by or on behalf of such Person or any of the foregoing).

“RWI Policy” means that certain representations and warranties insurance policy in substantially the form delivered by Buyer to Seller prior to the date hereof.

“Second Earnout Calculation Period” means the 12 month period beginning immediately upon the expiration of the First Earnout Calculation Period and ending December 31, 2023.

“Second Earnout Period EBITDA” has the meaning set forth in Section 2.05(a)(i)(B).

“Second Earnout Period Payment” has the meaning set forth in Section 2.05(a)(i)(B).

“Second Request” has the meaning set forth in Section 6.03(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Cure Period” has the meaning set forth in Section 8.01(a)(iv).

“Seller Fundamental Warranties” has the meaning set forth in Section 7.01(b)(i).

“Seller Indemnified Liabilities” has the meaning set forth in Section 9.03.

“Seller Indemnified Parties” has the meaning set forth in Section 9.03.

“Software” means any and all (i) computer programs, including any and all subroutines, tools, utilities, libraries, user interfaces and software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and (iii) documentation in connection with any of the foregoing.

“Software Systems” has the meaning set forth in Section 4.15(f).

“Specified Matter” has the meaning set forth on Section 1.01(c) of the Disclosure Schedules.

“Specified Matter Indemnified Liabilities” has the meaning set forth on Section 1.01(c) of the Disclosure Schedules.

“Spin Out” has the meaning set forth in Section 6.16.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means any Person of which the Company owns, directly or indirectly, any of the outstanding share capital, securities, voting control or other Equity Interests. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary, except as expressly provided otherwise in this Agreement. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary. Notwithstanding the foregoing, neither ViaGen nor any of its Subsidiaries shall be deemed to be a Subsidiary of Seller, the Company or any of their respective Subsidiaries.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means, collectively, all proprietary rights in the following: information, designs, formulae, algorithms, procedures, methods, techniques, trade secrets, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Terminating Buyer Breach” has the meaning set forth in Section 8.01(a)(v).

“Terminating Seller Breach” has the meaning set forth in Section 8.01(a)(iv).

“Termination Fee” has the meaning set forth in Section 8.03(a).

“Third-Party Claim” has the meaning set forth in Section 9.04(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trans Ova India” has the meaning set forth in the Recitals.

“Transaction Expenses” shall mean (i) all expenses incurred on or before the Closing Date and payable by the Company or any of its Subsidiaries to third parties in connection with the preparation, execution and consummation of the transactions contemplated by this Agreement, including the fees and disbursements of attorneys, accountants, investment bankers, brokers and other advisors and service providers in connection with the transactions contemplated by this Agreement in each case that have not been paid as of the Closing Time, and (ii) any severance, success, retention, stay, change of control or similar bonuses payable by the Company or any of its Subsidiaries to any employee or director, or other individual service provider in a similar capacity, upon or as a result of the consummation of the transactions contemplated hereunder (excluding any severance or other payments triggered by actions of Buyer or any of its Affiliates after the Closing, including any termination of employment or service after the Closing), along with the employer portion of any payroll or similar Taxes.

“Transfer Taxes” has the meaning set forth in Section 6.10(a).

“Unaffiliated Party” has the meaning set forth in Section 10.04(d).

“Unaffiliated Party Suit” has the meaning set forth in Section 10.04(d).

“ViaGen” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 4.22(d).

Section 1.02        Interpretation Provisions.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The terms “include” and “including” and variations thereof, are not limiting but rather shall be deemed to be followed by the words “without limitation.” The word “or” shall have the inclusive meaning. All references in this Agreement to “$” are intended to refer to U.S. dollars. If a word or phrase is defined, its other grammatical forms have a corresponding meaning. The captions and headings of this Agreement are for ease of reference only and shall not affect the construction of this Agreement. Whenever the context requires, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. All references to days or months will be deemed references to calendar days or months unless otherwise expressly specified. Any reference to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date. The Parties hereto participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Article II

Purchase and Sale

Section 2.01        Purchase and Sale of Membership Interests.

Upon the terms and conditions of this Agreement, Buyer hereby purchases from Seller, and Seller hereby sells to Buyer, all of the Membership Interests, free and clear of all Liens, for the consideration specified below in Section 2.02.

Section 2.02        Purchase Price.

(a)               The purchase price for the Membership Interests (the “Purchase Price”) shall equal the sum of (i) the Estimated Closing Purchase Price, (ii) whether positive or negative, if applicable, the Adjustment Amount, and (iii) the Earnout Payments (if any).

(b)               At the Closing Time, Buyer shall pay by bank or wire transfer of immediately available funds to the accounts designated in writing by Seller: (a) to each Person who is owed a portion of the estimated Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), the amount owed to such Person as specified by Seller; and (b) to the Depositary Agent, an aggregate amount in cash (the “Closing Cash Payment”) equal to the Estimated Closing Purchase Price; provided, that any payments of Transaction Expenses constituting any success, retention, stay, change of control or similar bonuses resulting from the consummation of the transactions contemplated hereunder shall be delivered to the Company to be paid by the Company through its payroll system. The Adjustment Amount (if applicable) shall be paid in accordance with Section 2.04(e).

Section 2.03        Estimated Closing Calculations.

Not less than five Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement setting forth Seller’s good faith estimates of (a) (i) Closing Net Working Capital (“Estimated Closing Net Working Capital”), (ii) Closing Cash Amount (“Estimated Closing Cash Amount”), (iii) Closing Company Indebtedness (“Estimated Closing Company Indebtedness”), and (iv) the Estimated Closing Transaction Expenses, (b) Seller’s calculation of the Estimated Closing Net Working Capital Adjustment Amount, and (c) on the basis of the foregoing, a calculation of the Estimated Closing Purchase Price, in each case prepared in accordance with the Agreed Accounting Principles.

Section 2.04        Post-Closing Adjustment of Purchase Price.

(a)               As soon as reasonably practicable following the Closing Date, and in any event within (i) if the Closing occurs on the last day of any month, 75 days after the Closing Date or (ii) if the Closing does not occur on the last day of any month, 90 days after the Closing Date, Buyer shall cause the Company’s accountant to prepare in good faith and deliver to Seller a written statement (the “Closing Adjustment Statement”) setting forth (i) the Closing Balance Sheet; (ii) Buyer’s good faith calculation of (A) the Closing Net Working Capital, (B) the Closing Cash Amount, (C) the Closing Transaction Expenses, (D) the Closing Company Indebtedness and (E) the Closing Net Working Capital Adjustment Amount, in each case, determined in accordance with the Agreed Accounting Principles; and (iii) on the basis of the foregoing, a calculation of the Closing Purchase Price; provided, however, the Closing Adjustment Statement (and any amounts included therein) shall not give effect to the consummation of the transactions contemplated by this Agreement, including any act or omission by Buyer or any of its Subsidiaries or the Company or its Subsidiaries taken at, after or in connection with the Closing or reflect any payments of cash in respect of the Purchase Price, or reflect any expense or liability for which Buyer is responsible under this Agreement. For the avoidance of doubt, the calculations and the purchase price adjustment to be made pursuant to this Section 2.04 are only meant to reflect the proper calculation of the Closing Purchase Price (and the inputs thereto) in accordance with the applicable definitions contained therein and otherwise in this Agreement and the applicable terms and conditions of this Agreement. Without limiting the foregoing, the calculations of Net Working Capital pursuant to this Section 2.04 are only meant to reflect changes in Net Working Capital calculated in a manner consistent with Baseline Net Working Capital. Nothing in this Section 2.04 is intended to be used to adjust for errors or omissions that may be found with respect to the calculation of Baseline Net Working Capital. No fact or event, including any market or business development, occurring after the Closing shall be taken into consideration in the calculations to be made pursuant to this Section 2.04. The Closing Adjustment Statement shall include reasonable detail and be accompanied by (x) supporting documentation, and (y) a certificate duly executed by an officer of Buyer certifying that the Closing Adjustment Statement, and all amounts and calculations set forth therein, were determined in accordance with the Agreed Accounting Principles. If Buyer fails to timely deliver the Closing Adjustment Statement in accordance with this Section 2.04(a) within such 75- or 90-day period (as applicable), then Seller shall be entitled to retain (at the sole cost and expense of Buyer) an independent accounting firm of recognized national standing to review the books of the Company and its Subsidiaries, determine the calculation of, and prepare, the Closing Adjustment Statement consistent with the provisions of this Section 2.04(a), the determination of such independent accounting firm being conclusive, final and binding on the Parties.

(b)               Buyer shall consult with Seller in connection with the preparation of the Closing Adjustment Statement. During the 30-day period immediately following Seller’s receipt of the Closing Adjustment Statement, Seller and its representatives (i) will be permitted to review, during normal business hours and upon reasonable notice, the Company’s and Buyer’s books and records and the working papers related to the preparation of the Closing Adjustment Statement (including the determinations included therein), and (ii) will be given access, during normal business hours and upon reasonable notice, to knowledgeable employees and accounting professionals of Buyer and the Company in order to facilitate Seller’s review of the Closing Adjustment Statement. If Seller has no objections to the Closing Adjustment Statement, then the Closing Balance Sheet, Closing Net Working Capital, Closing Cash Amount, Closing Transaction Expenses, Closing Company Indebtedness, Closing Net Working Capital

Adjustment Amount and Closing Purchase Price set forth on the Closing Adjustment Statement will be treated as the Final Balance Sheet, Final Net Working Capital, Final Cash Amount, Final Transaction Expenses, Final Company Indebtedness, Final Net Working Capital Adjustment Amount and Final Closing Purchase Price for all purposes hereof. If Seller has any objections to the Closing Adjustment Statement, Seller will deliver a detailed statement describing such objections to the Company’s accountant and Buyer within 30 days after receiving the Closing Adjustment Statement. Buyer, the Company’s accountant, Seller and Seller’s accountant will use their reasonable best efforts to resolve any such objections. If a final resolution is not obtained within 15 days after the Company’s accountant and Buyer have received the statement of objections, then Buyer and Seller will submit any disputed items to the Independent Accountant. The Independent Accountant will determine each disputed item (the amount of which may not be more favorable to Buyer than the related amount reflected in Buyer’s draft of the Closing Adjustment Statement nor more favorable to Seller than the related amount set forth in Seller’s objections) as promptly as may be reasonably practicable, and Buyer and Seller will instruct the Independent Accountant to endeavor to complete such process within a period of no more than 30 days. The Parties shall use commercially reasonable efforts to make available to the Independent Accountant during normal business hours such employees, information, books and records as may be reasonably requested by the Independent Accountant to make its final determination (in the case of accountant work papers of the outside independent accountant of the Company or Buyer, subject to the Independent Accountant entering into a customary confidentiality agreement with respect thereto). The Independent Accountant may conduct such proceedings as the Independent Accountant believes, in its sole discretion, will assist in the determination of the disputed items; provided, however, that, except as Buyer and Seller may otherwise agree, all communications between Buyer and Seller or any of their respective representatives, on the one hand, and the Independent Accountant, on the other hand, will be in writing with copies simultaneously delivered to the non-communicating party. The Independent Accountant’s determination of the disputed items will be final, binding and conclusive on Buyer and Seller, effective as of the date the Independent Accountant’s written determination is received by Buyer and Seller. In resolving any disputed item, the Independent Accountant (x) shall be bound by the provisions of this Section 2.04(b), and the definitions set forth in this Agreement; (y) shall limit its review to the disputed items submitted to the Independent Accountant for resolution and not otherwise investigate matters independently; and (z) shall further limit its review of the disputed items solely to whether the disputed items have been prepared in accordance with the Agreed Accounting Principles and the other applicable definitions set forth in this Agreement or contain any mathematical or clerical error.

(c)               The Independent Accountant will revise the Closing Adjustment Statement (the “Final Adjustment Statement”) as appropriate to reflect the final determinations (as finally determined in accordance with this Section 2.04) of the Closing Balance Sheet (the “Final Balance Sheet”), the Closing Net Working Capital (the “Final Net Working Capital”), the Closing Cash Amount (the “Final Cash Amount”), the Closing Transaction Expenses (the “Final Transaction Expenses”), the Closing Company Indebtedness (the “Final Company Indebtedness”), the Closing Net Working Capital Adjustment Amount (the “Final Net Working Capital Adjustment Amount”) and the Closing Purchase Price (the “Final Closing Purchase Price”), and deliver it to Buyer and Seller within 10 days after such final determination. Seller and Buyer agree that the procedure set forth in this Section 2.04 for resolving disputes with respect to any of the items set forth on the Closing Adjustment Statement shall be the sole and exclusive method for resolving such disputes; provided, however, that the Parties agree that judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the Party against which such determination is to be enforced.

(d)               The “Adjustment Amount,” which may be positive or negative, shall mean the Final Closing Purchase Price (as finally determined in accordance with this Section 2.04) minus the Estimated Closing Purchase Price.

(e)               If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, within three Business Days after receipt of the Final Adjustment Statement, Buyer shall promptly pay to Seller an amount equal to the Increase Amount by wire transfer of immediately available funds to the account designated by Seller. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, within three Business Days after receipt of the Final Adjustment Statement, Seller shall promptly pay to Buyer an amount equal to the Deficit Amount by wire transfer of immediately available funds to the account designated by Buyer.

(f)                If any unresolved objections are submitted to the Independent Accountant for resolution as provided above, all fees and expenses of the Independent Accountant relating to the work to be performed by the Independent Accountant hereunder shall be borne by Seller and Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accountant.

(g)               If the delivery deadline date set forth in this Section 2.04 is a day that is not a Business Day, the applicable delivery deadline date shall be the immediately following Business Day.

(h)               Notwithstanding any provision set forth in this Section 2.04 or elsewhere in this Agreement to the contrary, there is no general agreement among the Parties to submit disputes under this Agreement to arbitration.

Section 2.05        Earnout.

(a)               Earnout Payments.

(i)                 As additional consideration of the Membership Interests, Buyer shall pay to Seller the following payments (collectively, the “Earnout Payments” and individually, an “Earnout Payment”):

(A)             If the 2022 EBITDA of the Company for the First Earnout Calculation Period (rounded to the nearest dollar) (the “First Earnout Period EBITDA”) exceeds the Budget EBITDA by $1,500,000 or more, then Buyer shall pay to Seller $5,000,000 (the “First Earnout Period Payment”); and

(B)              If the EBITDA of the Company for the Second Earnout Calculation Period (rounded to the nearest dollar) (the “Second Earnout Period EBITDA”) exceeds the Budget EBITDA by $3,000,000 or more, then Buyer shall pay to Seller $5,000,000 (the “Second Earnout Period Payment”).

(ii)              Notwithstanding anything contained herein to the contrary, any payments made to Seller pursuant to this Section 2.05 shall not exceed $10,000,000 in the aggregate.

(b)               On or before the date which is 14 Business Days following the completion of the of the Company Group’s consolidated financial statements for a given Earnout Calculation Period and after the last day of each Earnout Calculation Period (each such date, an “Earnout Calculation Delivery Date”), Buyer shall cause the Company’s accountant to prepare in good faith and deliver to Seller a written statement (in each case, an “Earnout Statement”) setting forth in reasonable detail its determination of the EBITDA of the Company for the applicable Earnout Calculation Period and its calculation of the resulting Earnout Payment (in each case, an “Earnout Calculation”). Buyer will use commercially reasonable and good faith efforts to cause the completion of such consolidated financial statements as expeditiously as possible and, in any event, no later than 75 days following the applicable Earnout Calculation Period. The Earnout Statement shall include reasonable detail and be accompanied by (x) supporting documentation, and (y) a certificate duly executed by an officer of Buyer certifying that the Earnout Statement, and all amounts and calculations set forth therein, were determined in accordance with the applicable definitions and provisions of this Agreement. If Buyer fails to timely complete such consolidated financial statements within such 75-day period or timely deliver the Earnout Statement in accordance with this Section 2.05(b) within such 14 Business Day period, then Seller shall be entitled to retain (at the sole cost and expense of Buyer) the Independent Accountant to review the books of the Company and its Subsidiaries, determine the calculation of, and prepare, the Earnout Statement consistent with the provisions of this Section 2.05(b), the determination of such Independent Accountant being conclusive, final and binding on the Parties.

(c)               During the 30-day period immediately following Seller’s receipt of the Earnout Statement, Seller and its Representatives (i) will be permitted to review, during normal business hours and upon reasonable notice, the Company’s books and records and the working papers related to the preparation of the Earnout Statement (including the determinations included therein), and (ii) will be given access, during normal business hours and upon reasonable notice, to knowledgeable employees and accounting professionals of the Company in order to facilitate Seller’s review of the Earnout Statement. If Seller has no objections to the Earnout Statement, then the calculations set forth therein shall be considered accepted and final for all purposes hereof. If Seller has any objections to the Earnout Statement, Seller will deliver a detailed statement describing such objections to the Company’s accountant and Buyer within 30 days after receiving the Earnout Statement. Buyer, the Company’s accountant, Seller and Seller’s accountant will use their reasonable best efforts to resolve any such objections. If a final resolution is not obtained within 15 days after the Company’s accountant and Buyer have received the statement of objections, then Buyer and Seller will submit any disputed items to the

Independent Accountant. The Independent Accountant will determine each disputed item (the amount of which may not be more favorable to Buyer than the related amount reflected in Buyer’s draft of the Earnout Statement nor more favorable to Seller than the related amount set forth in Seller’s objections) as promptly as may be reasonably practicable, and Buyer and Seller will instruct the Independent Accountant to endeavor to complete such process within a period of no more than 30 days. The Parties shall use commercially reasonable efforts to make available to the Independent Accountant during normal business hours such employees, information, books and records as may be reasonably requested by the Independent Accountant to make its final determination (in the case of accountant work papers of the outside independent accountant of the Company or Buyer, subject to the Independent Accountant entering into a customary confidentiality agreement with respect thereto). The Independent Accountant may conduct such proceedings as the Independent Accountant believes, in its sole discretion, will assist in the determination of the disputed items; provided, however, that, except as Buyer and Seller may otherwise agree, all communications between Buyer and Seller or any of their respective representatives, on the one hand, and the Independent Accountant, on the other hand, will be in writing with copies simultaneously delivered to the non-communicating party. The Independent Accountant’s determination of the disputed items will be final, binding and conclusive on Buyer and Seller, effective as of the date the Independent Accountant’s written determination is received by Buyer and Seller. In resolving any disputed item, the Independent Accountant (x) shall be bound by the provisions of this Section 2.05(c), and the definitions set forth in this Agreement; (y) shall limit its review to the disputed items submitted to the Independent Accountant for resolution and not otherwise investigate matters independently; and (z) shall further limit its review of the disputed items solely to whether the disputed items have been prepared in accordance with the Agreed Accounting Principles and the other applicable definitions set forth in this Agreement or contain any mathematical or clerical error.

(d)               The Independent Accountant will revise the Earnout Statement (the “Final Earnout Statement”) as appropriate to reflect the final determinations (as finally determined in accordance with this Section 2.05) of the EBITDA for the applicable Earnout Calculation Period, and deliver it to Seller and Buyer within 10 days after such final determination. Seller and Buyer agree that the procedure set forth in this Section 2.05 for resolving disputes with respect to any of the items set forth on the Earnout Statement shall be the sole and exclusive method for resolving such disputes; provided, however, that the Parties agree that judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the Party against which such determination is to be enforced.

(e)               When the Earnout Statement becomes final and binding in accordance with Section 2.05(c), if there is an Earnout Payment that is owing to Seller, then Buyer will pay to Seller the applicable Earnout Payment. Buyer will deliver the Earnout Payment pursuant to this Section 2.05(e), less the amount of any offset permitted under Section 2.05(g), to Seller within 5 Business Days after the date the Earnout Statement becomes final and binding, by wire transfer of immediately available funds.

(f)                Seller and Buyer acknowledge and agree that from and after the Closing Date until the end of the Second Earnout Calculation Period and except (x) as expressly provided to the contrary in this Agreement or (y) with the prior written consent of Seller, Buyer shall, and shall cause its Affiliates to (i) operate the business of the Company Group in a manner consistent with past practice, including (A) during the First Earnout Calculation Period in accordance with the 2022 Budget in all material respects and (B) during the Second Earnout Calculation Period, in accordance, in all material respects, with the 2022 Budget, as reasonably updated by Buyer for the year ending December 31, 2023 in good faith and in a manner consistent with past practice to reflect reasonable, customary adjustments, (ii) not burden the Company Group with any corporate overhead or similar allocations of Buyer and its Affiliates in such a way that would impact any Earnout Calculation, (iii) not enter into any transactions between the Company Group, on the one hand, and the Buyer and its Affiliates, on the other hand, in such a way that would impact any Earnout Calculation, unless such transactions are on an arms’ length basis, (iv) not eliminate any business or operations conducted by the Company Group as of immediately prior to the Closing, (v) not sell, exchange, dispose of or exclusively license any material asset or assets of the Company Group and (vi) operate the Company Group and the Business in good faith and not for the purpose of frustrating the payment of the Earnout Payments to Seller. With respect to any such matter submitted for Seller’s consent (in accordance with Section 10.10), Seller shall have five Business Days from receipt of such request (the “Deliberation Period”) to consider the matter and indicate to Buyer in writing if it consents to or rejects such matter; such consent not to be unreasonably withheld. If Seller does not indicate consent or rejection of such matter to Buyer in writing within the Deliberation Period (in accordance with Section 10.10), then such matter shall be deemed consented to and approved. If there is a sale of all or substantially all of the assets or equity of Buyer, whether by merger, purchase or otherwise on or prior to the end of the Second Earnout Calculation Period, then Buyer shall cause the successor entity of Buyer or the parent thereof to assume the obligations of Buyer under this Section 2.05. Seller and Buyer acknowledge and agree that except as expressly provided to the contrary in this Section 2.05, (A) the Earnout Payment is speculative and is subject to numerous factors outside the control of Buyer, (B) there is no assurance that Seller will receive any Earnout Payment and Buyer has not promised or projected any Earnout Payment, (C) Buyer, its Affiliates and equity holders owe no fiduciary duty or other express or implied duty to Seller, (D) Buyer and Seller intend the express provisions of this Agreement, and no others, to govern their contractual relationship with respect to the payment of the Earnout Payments and (E) Seller waives any fiduciary duty or other express or implied duty that Buyer, its Affiliates and shareholders may have, if any, to Seller. Buyer agrees that it will operate the business of the Company Group as a separate entity and will maintain books and records for the Company Group in a manner that allows Buyer and Seller to calculate the EBITDA of the Company Group separately from the financial results of Buyer and its Affiliates. Notwithstanding the foregoing, nothing in this Section 2.05(f) shall prevent or restrict Buyer or the Company from pursuing and effecting the Carve Out contemplated by Section 6.17 after the Closing, so long as the Carve Out complies with clause (vi) in this Section 2.05(f) and the Cloning Business separated pursuant to the Carve Out is separated in a manner that allows Buyer to include the EBITDA of such business in the Earnout Calculation.

(g)               Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.05 the amount of (i) any Deficit Amount owed to it pursuant to Section 2.04(e) and (ii) any Losses to which Buyer is owed by Seller under Article IX of this Agreement as determined by the agreement of Buyer and Seller, a Court Order or a final settlement of any such issue in a written settlement agreement.

(h)               If any unresolved objections are submitted to the Independent Accountant for resolution as provided above, all fees and expenses of the Independent Accountant relating to the work to be performed by the Independent Accountant hereunder shall be borne by Seller and Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accountant.

(i)                 If the delivery deadline date set forth in this Section 2.05 is a day that is not a Business Day, the applicable delivery deadline date shall be the immediately following Business Day.

(j)                 Notwithstanding any provision set forth in this Section 2.05 or elsewhere in this Agreement to the contrary, there is no general agreement among the Parties to submit disputes under this Agreement to arbitration.

Article III

Closing, Deliveries and Other Actions

Section 3.01        Closing.

Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP (“Davis Polk”), 450 Lexington Avenue, New York, New York 10017 or remotely via electronic exchange of documents and closing deliverables required by this Agreement, (a) as promptly as practicable (but no later than three Business Days) after the date on which all conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided that if the satisfaction and/or waiver of such conditions occurs on one of the last five days of a given month (to the extent that there are at least two Business Days remaining in such month), then the Closing shall occur on the last day of such month (and, if the last day of such month is not a Business Day, Buyer shall make appropriate arrangements to be able to deliver the Purchase Price at the Closing, which may include funding the Purchase Price into escrow on the last Business Day prior to the Closing Date), or (b) at such other time or place as Buyer and Seller may agree (the “Closing Date”). The Closing shall be deemed to have occurred for accounting purposes as of 11:59 p.m. Eastern Standard Time on the Closing Date (the “Closing Time”). All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 3.02        Deliveries at Closing.

(a)               Seller’s Closing Deliveries.

(i)                 At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(A)             a duly executed resignation letter, in form and substance reasonably satisfactory to Buyer, from each manager and director of the Company and each Subsidiary identified by Buyer not less than five Business Days prior to the Closing Date;

(B)              a properly executed Internal Revenue Service Form W-9 of Seller;

(C)              transfer instruments reasonably acceptable to Buyer and duly executed by Seller, transferring to Buyer all of the Membership Interests owned by Seller;

(D)             a certificate of the appropriate official of the jurisdiction in which the Company is formed stating that the Company is in good standing, certified on a date not greater than ten (10) business days prior to the Closing Date;

(E)              a certificate, dated the Closing Date, duly executed by the Secretary of the Company attaching and certifying (i) the Corporate Documents of the Company, and (ii) the resolutions of the Company’s board of directors or analogous governing body authorizing, as necessary, the Company to consummate the transactions contemplated by this Agreement;

(F)              a certificate, dated the Closing Date, duly executed by the Secretary of Seller attaching and certifying the resolutions of Seller’s board of directors or analogous governing body authorizing, as necessary, Seller to consummate the transactions contemplated by this Agreement;

(G)             a copy of the Deposit Agreement, duly executed by Seller and the Depositary Agent;

(H)             evidence that all approvals, consents and waivers that are listed on Section 4.06 of the Disclosure Schedules have been received; and

(I)                the certificate referred to in Section 7.01(b)(iv).

(ii)              At the Closing, Seller shall pay to the Depositary Agent the amount specified in Annex I attached hereto in U.S. dollars and in immediately available funds by bank or wire transfer.

(b)               Buyer’s Closing Deliveries.

(i)                 At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(A)             a certificate, dated the Closing Date, duly executed by the Secretary of Buyer attaching and certifying the resolutions of Buyer’s board of directors or analogous governing body authorizing, as necessary, Buyer to consummate the transactions contemplated by this Agreement; and

(B)              the certificate referred to in Section 7.01(c)(iii).

(ii)              At the Closing, Buyer shall pay to the Depositary Agent the Closing Cash Payment pursuant to Section 2.02 in U.S. dollars and in immediately available funds by bank or wire transfer to the account designated in writing by Seller.

Section 3.03        Deposit Account. At the Closing, (i) Buyer will deliver the Closing Cash Payment and (ii) Seller will deliver the amount in cash specified in Annex I attached hereto to the Depositary Agent to hold in the Deposit Account to be established and maintained by the Depositary Agent pursuant to the terms and conditions of the Deposit Agreement substantially in the form of Exhibit D attached hereto, with such changes as may be required by the Depositary Agent and reasonably acceptable to Buyer and Seller, to be entered into on the Closing Date by Seller and the Depositary Agent. The funds in the Deposit Account shall be distributed in accordance with the terms of this Agreement, including Annex I attached hereto, and the Deposit Agreement.

Section 3.04        Tax Matters.

(a)               Tax Treatment. Due to the Company’s classification as a disregarded entity for U.S. federal income tax purposes, Buyer and Seller acknowledge and agree that for U.S. federal income tax purposes, the sale and purchase of the Membership Interests shall be treated as a sale and purchase of the assets of the Company (and of the assets of each Subsidiary that is classified as a disregarded entity for U.S. federal income tax purposes) by Buyer and an assumption of the liabilities of the Company (and of each Subsidiary that is classified as a disregarded entity for U.S. federal income tax purposes) by Buyer.

(b)               Allocation of Purchase Price. Within 60 days after the determination of the Final Closing Purchase Price (as finally determined in accordance with Section 2.04), Buyer shall prepare and provide to Seller an allocation of the Final Closing Purchase Price (and any liabilities considered assumed by Buyer and any other items that are properly treated as purchase consideration for Tax purposes) among the assets of the Company (and the assets of each Subsidiary that is classified as a disregarded entity for U.S. federal income tax purposes) (the “Allocation Schedule”). If Seller does not provide any comments within 10 Business Days of receiving the Allocation Schedule from Buyer, Seller will be deemed to have agreed to the Allocation Schedule, and the Allocation Schedule shall become final. If Seller notifies Buyer in writing of any objections or changes to such Allocation Schedule within 10 Business Days after its receipt of the Allocation Schedule, then Buyer and Seller shall negotiate in good faith for a period of 15 Business Days (or longer, as may be mutually agreed by Buyer and Seller) to resolve any disputed aspects of the Allocation Schedule. If Buyer and Seller have not resolved any such disputes within such 15 Business Day period (or such longer period), then Buyer and Seller may file any Tax Return or other document or otherwise take any position in respect of the allocation of the Final Closing Purchase Price. If the Allocation Schedule becomes final under this Section 3.04, (i) Buyer and Seller shall each file any Income Tax Returns (including IRS Form 8594, if applicable) in a manner consistent with such Allocation Schedule (it being understood that neither party shall be required to litigate a challenge brought by a taxing authority) and (ii) such Allocation Schedule shall be revised to take into account subsequent adjustments to the Purchase Price (including pursuant to any Earnout Payment) consistent with the preparation of such Allocation Schedule, and Buyer and Seller shall cooperate with each other in good faith to promptly amend such Allocation Schedule. If the Allocation Schedule becomes final under this Section 3.04, Buyer and Seller shall promptly inform one another of any challenge by any Governmental Entity to any allocation pursuant to such Allocation Schedule and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

(c)               Withholding. Buyer, Seller, their respective Affiliates, and the Company shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law; provided that (i), the party making any payment shall notify in writing the party entitled to receive such payment in a commercially reasonable period of time before any such payment is made of any deduction or withholding requirement applicable to such payment, and (ii) the parties hereto shall reasonably cooperate to reduce or eliminate any such deduction and withholding pursuant to applicable Law; provided, further, that such notification and cooperation shall not apply to any withholding or deduction with respect to any compensatory payments or the failure to provide the document described in Section 3.02(a)(i)(B). Amounts so withheld and properly remitted to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

Article IV

Representations and Warranties Relating to Seller AND THE COMPANY

Seller represents and warrants to Buyer that, subject to such exceptions as are disclosed in the applicable section of the disclosure schedules delivered by Seller to Buyer on the date hereof (the “Disclosure Schedules”):

Section 4.01        Organization and Corporate Power.

(a)               Each of the Company and its Subsidiaries (other than Trans Ova India): (i) is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (ii) is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not be material to the Company and its Subsidiaries, taken as a whole; and (iii) has full limited liability company power and authority to carry on the business in which it is currently engaged and to own and use the properties owned and used by it.

(b)               Trans Ova India (i) is a private company limited by shares incorporated, validly existing, and in good standing under the laws of India, (ii) is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not be material to the Company and its Subsidiaries, taken as a whole; and (iii) has full private company power and authority to carry on the business in which it is currently engaged and to own and use the properties owned and used by it.

(c)               Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Virginia.

Section 4.02        Authorization of Transaction.

Seller has full corporate power and authority, and the Company has full limited liability company power and authority, to execute and deliver this Agreement and the other agreements hereby to which Seller or the Company is a party and to perform Seller’s or the Company’s obligations hereunder and thereunder. This Agreement constitutes, and the other agreements contemplated hereby to which Seller or the Company is a party, when executed by Seller or the Company, will constitute the valid and legally binding obligations of Seller or the Company, as the case may be, enforceable in accordance with their respective terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, general principles of equity (collectively, the “Remedies Exceptions”). The execution, delivery and performance of this Agreement by Seller and the Company and all other agreements contemplated hereby, and the consummation by Seller and the Company Group of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or limited liability action, and no other corporate or limited liability actions or proceedings on the part of Seller or the Company Group are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby.

Section 4.03        Title.

Seller holds of record and owns beneficially the Membership Interests, free and clear of all Liens. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any Equity Interest of the Company. Seller is not a party to any voting trust, shareholders’ or members’ agreement, investors rights agreement, currently effective proxy, or other agreement or understanding with respect to the voting of any Equity Interest of the Company.

Section 4.04        Capitalization.

Seller owns 4,098,750 units of the Company representing the Membership Interests, which constitute all of the authorized and issued Equity Interests in the Company. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any Equity Interests in the Company or its Subsidiaries. There are no agreements, including, without limitation, relating to registration rights, investor rights, co-sale rights, rights of first refusal, preemptive rights, voting or other similar agreements or understandings to which Seller is a party or is bound with respect to the Company or the Membership Interests that have not been waived.

Section 4.05        Governmental Authorization.

Performance by Seller of this Agreement requires no action by or in respect of, or filing with, any Governmental Entity, other than (a) compliance with any applicable requirements of the HSR Act; (b) the filing of applications and notices with, and receipt of approvals, licenses or consents of, the Governmental Entities set forth on Section 4.05 of the Disclosure Schedules; and (c) any actions or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.06        Non-Contravention.

Except as set forth in Section 4.06 of the Disclosure Schedules and assuming compliance with the matters referred to in Section 4.05, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any provision of the Corporate Documents of Seller, the Company or any of its Subsidiaries, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Material Contract to which Seller or the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any material Lien upon any of the Company’s or its Subsidiaries’ material assets, other than Permitted Encumbrances), or (c) conflict with or violate any Law, Court Order, Material Permit, judgment or decree binding on Seller, the Company or any Subsidiary thereof.

Section 4.07        Brokers’ Fees.

Except for Rabo Securities USA, Inc., none of Seller, the Company or any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 4.08        Title to and Condition of Tangible Assets.

Except as set forth in Section 4.08 of the Disclosure Schedules, the Company and its Subsidiaries have good and indefeasible title to, or a valid leasehold interest in all material tangible assets reflected on the Financial Statements, other than any such tangible assets sold or otherwise disposed of since the date of the Financial Statements in the ordinary course of business, free and clear of all Liens (other than Permitted Encumbrances). Such tangible assets are in normal operating condition and repair, subject to ordinary wear and tear consistent with the age of the assets for the operation of the Business in accordance with past practice, routine maintenance, and other repairs that are not material in cost or nature.

Section 4.09        Subsidiaries.

Section 4.09 of the Disclosure Schedules sets forth for each Subsidiary of the Company (a) its name and jurisdiction of formation, (b) the number of authorized shares for each class of its capital stock, (c) the number of issued and outstanding Equity Interests, the names of the holders thereof, and the number of shares held by each such holder, and (d) the number of Equity Interests held in treasury. All of the issued and outstanding Equity Interests of each Subsidiary of the Company have been duly authorized and are validly issued. The Company holds of record and owns beneficially, directly or indirectly, all of the outstanding Equity Interests of each Subsidiary. Except for the Subsidiaries set forth in Section 4.09 of the Disclosure Schedules and the Chinese Joint Venture, neither the Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any Equity Interests in any Person.

Section 4.10        Financial Statements.

Section 4.10 of the Disclosure Schedules contains the following financial statements (collectively, the “Financial Statements”): the management prepared (i) unaudited consolidated balance sheets and statements of income, changes in members’ equity, and cash flows for the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2020 and December 31, 2021 and (ii) unaudited interim consolidated balance sheets and statements of income, changes in members’ equity and cash flows for the three months ended April 30, 2022 (the “Interim Balance Sheet Date”). The Financial Statements have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly, in all material respects, the financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods.

Section 4.11        Absence of Certain Developments.

Since December 31, 2021 through the date hereof, (i) there has not been any Material Adverse Effect, (ii) the Company and its Subsidiaries have, in all material respects, conducted the Business in the Ordinary Course of Business, and (iii) none of the Company or any of its Subsidiaries has taken any actions that, had such actions been taken after the date of this Agreement, would have required the written consent of Buyer pursuant to Section 6.01 (other than clauses (vii), (viii), (xii), (xiv) (to the extent relating to clauses (vii), (viii) or (xii)) of Section 6.01(a)).

Section 4.12        Legal Compliance; Permits.

(a)               The Company and its Subsidiaries are in compliance with all applicable Laws, except where any failure to comply would not be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2019, the Company and its Subsidiaries have not received any written notice or other written communication from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any applicable Laws.

(b)               Section 4.12(b) of the Disclosure Schedules contains a complete and accurate list of each material Permit that is required to be held by the Company and its Subsidiaries in connection with the operation of Business as currently conducted (collectively, the “Material Permits”). (i) Each Material Permit is valid and in full force and effect, (ii) the Company or one of its Subsidiaries is in compliance in all material respects with the terms and requirements of each Material Permit, and (iii) since January 1, 2019, the Company and its Subsidiaries have not received any written notice or other written communication from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Material Permit or any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Material Permit, except, in each of clauses (i), (ii) and (iii), as would not be material to the Company and its Subsidiaries, taken as a whole.

Section 4.13        Tax Matters.

(a)               Since August 8, 2014:

(i)                 The Company has been classified for U.S. federal (and applicable state and local) Income Tax purposes as an entity that is disregarded from its owner.

(ii)              Neither the Company nor any of its Subsidiaries have made an election to be treated as an association taxable as a corporation for U.S. federal (or applicable state or local) Income Tax purposes.

(iii)            Each Subsidiary of the Company, other than Trans Ova India, has been classified for U.S. federal (and applicable U.S. state and U.S. local) income tax purposes as an entity that is disregarded from its owner.

(iv)             Trans Ova India has been classified as an association taxable as a corporation for U.S. federal (and applicable U.S. state or U.S. local) income tax purposes.

(v)               The Company and each of its Subsidiaries has timely (taking into account any properly obtained extensions) filed all Income Tax Returns and other material Tax Returns that it was required to file under applicable Laws.

(vi)             All Income Taxes and other material Taxes due and owing by the Company and its Subsidiaries have been timely paid.

(vii)          No Claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction that has not yet been resolved.

(b)               Neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement (other than customary commercial agreements not primarily related to Taxes, such as financing agreements with Tax gross-up obligations or net leases).

(c)               There are no Liens for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or its Subsidiaries.

(d)               Neither the Company nor any of the Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(e)               None of the Tax Returns filed by the Company or any of the Subsidiaries nor Taxes payable by the Company or any of the Subsidiaries have been the subject of a Claim that has not been resolved or fully paid, and no such Claim is currently pending or threatened in writing.

(f)                As of the date hereof, neither the Company nor any of the Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any of the Subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)               Neither the Company nor any of the Subsidiaries is, or has been, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)               Neither the Company nor any of the Subsidiaries has ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to Section 355 or 361 of the Code.

(i)                 Neither the Company nor any of the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) an adjustment under Section 481 of the Code for an accounting method change made in a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for any taxable period ending on or prior to the Closing Date, (iii) entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law) on or prior to the Closing Date, (iv) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (v) any installment sale or open transaction disposition made on or prior to the Closing Date, (vi) any prepaid amount received on or prior to the Closing Date, (vii) an election under Section 108(i) of the Code (or any corresponding or similar provision of the state, local or non-U.S. Tax Law), (viii) application of Section 965 of the Code or (ix) deferral of a payment obligation or advance of a credit with respect to Taxes, including the delay of payment of employment taxes under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act, as amended, and the rules and regulations promulgated thereunder (the “CARES Act”), the advance refunding of credits under Section 3606 of the CARES Act and any delay in the payment of estimated Taxes.

(j)                 Neither the Company nor any of the Subsidiaries has transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code.

(k)               Neither the Company nor any of the Subsidiaries has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or non-U.S. Tax purposes (other than a group the common parent of which is the Company, Seller or its Affiliate), and neither the Company nor any of the Subsidiaries has any liability for the Taxes of any Person (other than the Company, Seller and its Affiliates) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax Law) or as a transferee or successor, or by contract.

(l)                 Neither the Company nor any of the Subsidiaries has, or has ever had, a permanent establishment or other taxable presence in any country (other than in such entity’s jurisdiction of formation), as determined pursuant to applicable U.S. or non-U.S. Law and any applicable Tax treaty or convention.

(m)             The Company and each of the Subsidiaries has timely deducted or withheld all material amounts required by Law or contract to be withheld from the wages, salaries or other payments to employees of or consultants or contractors to the Company or any of the Subsidiaries or any payments to any third party, has filed Tax Returns and paid over any such withheld or deducted amounts to the relevant Governmental Entity as required by Law, and is not liable for any material arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(n)               The Company and each of the Subsidiaries has collected all material sales and use and goods and services and similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(o)               All intercompany transactions between the Company and its Subsidiaries have met the requirements of Section 482 of the Code and the regulations thereunder (and any similar provision of applicable state, local or non-U.S. Law) in all material respects.

Section 4.14        Real Property.

(a)               Section 4.14 of the Disclosure Schedules sets forth the address and description of each parcel of Owned Real Property and Leased Real Property. Except as set forth in Section 4.14 of the Disclosure Schedules or for Permitted Encumbrances, with respect to each parcel of Owned Real Property: (i) the Company or one of its Subsidiaries has good and marketable fee simple title, free and clear of all Liens; (ii) during the last 12 months, no third party has had a lease or any right granted by the Company or its Subsidiaries to occupy the Owned Real Property or any portion thereof; (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) there are no pending or, to the Knowledge of Seller, threatened condemnation or expropriation proceedings, lawsuits or administrative actions relating to the Owned Real Property or other legal matters affecting adversely, in any material respect, the current use, occupancy or value thereof, except, in each case of clauses (i), (ii), (iii) and (iv), where the failure would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)               Except as set forth in Section 4.14 of the Disclosure Schedules or for Permitted Encumbrances, with respect to each parcel of Leased Real Property: (i) the lease or sublease agreement specified on Section 4.14 of the Disclosure Schedules for such parcel (each a “Real Property Lease”) is in full force and effect, is valid and enforceable in accordance with its terms and constitutes the legal, valid and binding obligations of the Company or a Subsidiary of the Company, and no condition exists or event, act or omission has occurred which, with or without notice, lapse of time or both, would constitute a material default by the Company or such Subsidiary of the Company; (ii) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease agreement; (iii) the Company has good and valid title to the leasehold estates in the Leased Real Property free and clear of all Liens, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws; (iv) there are no pending or, to the Knowledge of Seller, threatened condemnation or expropriation proceedings, lawsuits or administrative actions relating to the Leased Real Property or other legal matters affecting adversely, in any material respect, the current use, occupancy or value thereof; and (v) to the Knowledge of Seller, there are no leases (other than the Real Property Lease), subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Leased Real Property, except, in each case of clauses (i), (ii), (iii), (iv) and (v), where the failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.15        Intellectual Property.

(a)               Section 4.15(a) of the Disclosure Schedules contains a complete and accurate list of all Registered Intellectual Property. The Registered Intellectual Property (i) has not been adjudged invalid or unenforceable and (ii) to the Knowledge of Seller, is valid and enforceable. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of Seller, the Company Group owns, licenses, or possesses the valid and enforceable right to use the Intellectual Property that is necessary for the conduct of the Business.

(b)               Except as would not reasonably be expected to cause a Material Adverse Effect, (i) the Company or its Subsidiaries are the sole owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than the Permitted Encumbrances) and (ii) to the Knowledge of Seller, the Company or its Subsidiaries have a valid right to use all Licensed Intellectual Property.

(c)               Except as set forth on Section 4.15(c) of the Disclosure Schedules, to the Knowledge of Seller, (i) no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property and (ii) there is no Claim pending alleging any infringement, misappropriation or other violation of any Owned Intellectual Property.

(d)               Except as set forth on Section 4.15(d) of the Disclosure Schedules, (i) to the Knowledge of Seller, the conduct of the Business in the manner currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property owned by any third party in any material respect and (ii) there is no Claim pending or, to the Knowledge of Seller, threatened, alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any third party in any material respect.

(e)               The Company has taken commercially reasonable steps to protect its rights in Trade Secrets included in the Owned Intellectual Property, the value of which is contingent upon maintaining the confidentiality thereof.

(f)                Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there has been no intrusion, unauthorized access, loss of any data, or any security breaches of the Software, computer hardware, firmware, networks, interfaces and related information technology systems used by the Company Group (including any confidential information stored therein) (collectively, “Software Systems”). The Software Systems are sufficient in all material respects for their current needs in the operation of their business as presently conducted. The Company Group has maintained commercially reasonable backup and disaster recovery plans, procedures and facilities designed to ensure the continued operation of the Business in all material respects. To the Knowledge of Seller, none of the material Software Systems used, offered or distributed by the Company or any of its Subsidiaries contains any disabling device, virus, worm or other malicious code.

(g)               Each Person who was or is involved in the preparation, acquisition or development of any material Owned Intellectual Property or any other Intellectual Property material or necessary to the Business has, in writing or by operation of Law, (i) assigned or transferred to the Company or any of its Subsidiaries all of such Person’s rights, title and interest in and to such Intellectual Property, and (ii) waived any associated moral rights. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all applicable compensation and remuneration in relation to such Intellectual Property has been paid to each such Person, and there are no pending claims against the Company or its Subsidiaries in connection with any such compensation or remuneration.

Section 4.16        Material Contracts.

(a)               Section 4.16(a) of the Disclosure Schedules lists all of the following types of Contracts to which the Company or any of its Subsidiaries is a party (each, a “Material Contract”): (i) all Contracts with any customer or supplier listed on Section 4.20 of the Disclosure Schedules, or the performance of which by the Company or any Subsidiary thereof will involve consideration in excess of $300,000 in any year; (ii) all indentures and other Contracts relating to the borrowing of money, the extension of credit, the granting of Liens or other Indebtedness, other than any Indebtedness that will be paid in full and terminated at the Closing; (iii) all Contracts under which the Company or any of its Subsidiaries (x) grants to a third party a license under any material Owned Intellectual Property (other than agreements granting non-exclusive rights in the Ordinary Course of Business) or involving a royalty payment to or by the Company in excess of $200,000 in any year or (y) receives from a third party a license under any Intellectual Property that is material to the Business (other than non-exclusive licenses of off-the-shelf software); (iv) all Contracts providing for a partnership, joint venture or other similar arrangement; (v) all material licenses and other material Contracts containing any restriction or limitation on the ability of the Company or any of its Subsidiaries to compete, solicit customers or otherwise conduct any business anywhere in the world; (vi) any Contracts containing a “most favored nation” clause or similar provision; (vii) all material Contracts relating to the acquisition or sale of any company, business, division, Equity Interest or other enterprise executed within the last year; (viii) all material hedging, derivative, swap and similar Contracts; (ix) all employment Contracts with Company Employees earning annual base compensation in excess of $135,000 to which the Company or any of its Subsidiaries is a party; (x) all Contracts to which the Company or its Subsidiaries is a party, on the one hand, and any of the Company’s or its Subsidiaries’ respective Affiliates is a party, on the other hand; and (xi) any other Contracts that are material to the Company or any of its Subsidiaries and not previously disclosed in Section 4.16(a) of the Disclosure Schedules. Seller has delivered or made available to Buyer a correct and complete copy of each Material Contract.

(b)               With respect to each Material Contract: (i) such Contracts is valid and binding upon the Company or the applicable Subsidiary of the Company, subject to the Remedies Exceptions, and, to the Knowledge of Seller, each other party thereto, and is in full force and effect; and (ii) there is no material default, or claim of material default, by the Company or the applicable Subsidiary of the Company, or, to the Knowledge of Seller, by any other party thereto, and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by the Company or the applicable Subsidiary of the Company, or to the Knowledge of Seller, by any other party thereto, or would permit modification, acceleration or termination thereof.

(c)               Except as set forth on Section 4.16(c) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to, or since January 1, 2020 has been a party to, any Government Contract or Government Bid.

Section 4.17        Litigation.

Other than actions taken by the Company or its Subsidiaries to collect outstanding accounts receivable in the Ordinary Course of Business, Section 4.17 of the Disclosure Schedules sets forth each instance in which the Company or its Subsidiaries (a) is subject to any outstanding or, to the Knowledge of Seller, threatened, Court Order, or (b) is a party to, or to the Knowledge of Seller, threatened to be made a party to, any Claim that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There are no outstanding or unsatisfied Court Orders or settlement agreements, penalties or awards against the Company or any of its Subsidiaries or any of their respective properties or assets.

Section 4.18        Employee Benefits.

(a)               Section 4.18(a) of the Disclosure Schedules lists each Employee Benefit Plan. In addition:

(i)                 Each Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and the applicable requirements of ERISA, the Code, and other applicable Laws, including Code §4980H and applicable Treasury Regulations, mandates and reporting obligations with respect to the Patient Protection and Affordable Care Act and other applicable reporting, disclosure and notice requirements.

(ii)              Each Employee Benefit Plan that is intended to qualify under Code §401(a) is the subject of a favorable determination or opinion letter from the IRS or is entitled to rely on such letter with respect to the applicable plan, and, to the Knowledge of Seller, nothing has occurred, whether by action or failure to act, that would reasonably be expected to adversely affect the qualified status of such Employee Benefit Plan.

(iii)            There has occurred no non-exempt “prohibited transaction” (within the meaning of Code §4975 or ERISA §406) or breach of any fiduciary duty described in ERISA §404 with respect to any Employee Benefit Plan that would reasonably be expected to result in any material liability, direct or indirect, for the Company or officer, director, or employee of the Company.

(iv)             Except as would not reasonably be expected to result in any material liability for the Company, each Employee Benefit Plan that is subject to Code §409A has materially complied in form and operation with the requirements of Code §409A as in effect from time-to-time.

(v)               The Company has not incurred any material liability for any excise Tax or penalties under the Code with respect to any Employee Benefit Plan, and, to the Knowledge of Seller, no event has occurred, and no circumstance exists that would reasonably be expected to give rise to any such liability.

(vi)             There are no pending or, to the Knowledge of Seller, threatened material claims (other than claims for benefits in the ordinary course), investigations by a Governmental Entity, lawsuits or arbitrations which have been asserted or instituted against or involving any Employee Benefit Plan or related trust or other funding vehicle therefor.

(vii)          Except as set forth on Section 4.18(a)(vii) of the Disclosure Schedules and except as would not reasonably be expected to result in any material liability for the Company, the Company has paid all amounts that the Company is required to pay as contributions to the Employee Benefit Plans.

(b)               Except as set forth on Section 4.18(b) of the Disclosure Schedules, none of the Company, its Subsidiaries or any ERISA Affiliate maintains, sponsors or contributes to, or in the past six (6) years maintained, sponsored or contributed to, or in any other respect has any liability with respect to, (i) an “employee pension benefit plan” within the meaning of ERISA §3(2) which is subject to Title IV of ERISA, ERISA §302 or Code §§412 or 430, (ii) a “multiemployer plan” within the meaning of ERISA §3(37) or ERISA §4001(a)(3), (iii) a “multiple employer plan” within the meaning of ERISA §210 or Code §413(c), or (iv) a “multiple employer welfare arrangement” within the meaning of ERISA §3(40).

(c)               Except for “COBRA” continuation health care coverage under Code §4980B and ERISA §§601 through 608 or similar applicable Laws, none of the Company or its Subsidiaries has any current or projected, or has had within the past three (3) years, material liability for any retiree medical or other post-employment welfare benefits other than as set forth on Section 4.18(c) of the Disclosure Schedules.

(d)               With respect to each Employee Benefit Plan, the Company has provided or made available to Buyer a current, accurate and complete copy of the Employee Benefit Plan (including, but not limited to, any amendments thereto) or, to the extent the Employee Benefit Plan is unwritten, an accurate description thereof, as well as, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination or opinion letter; (iii) any current summary plan description; (iv) all material non-routine notices that were issued within the preceding three (3) years by the IRS, Department of Labor or any other Governmental Entity (including Letters 226-J from the IRS notifying the Company or any of its ERISA Affiliates that they may be liable for an employer shared responsibility payment under Code §4980H), and all other material non-routine correspondence with any Governmental Entity with respect thereto; (v) for the most recent three years (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports; (vi) all employee manuals or handbooks containing personnel or employee relations policies; and (vii) all material documents evidencing the Company’s resolution of a self-correction program as authorized under IRS Revenue Procedure 2021-30 with respect to an Employee Benefit Plan.

(e)               No Employee Benefit Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), (i) will result in severance pay or any increase in severance pay to any Company Employee upon any termination of employment, (ii) will accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits to any Company Employee under, or increase the amount payable to any Company Employee pursuant to any Employee Benefit Plan, and/or (iii) will result in the payment of any amount that would not be deductible under Code §280G.

(f)                Except as set forth on Section 4.18(f) of the Disclosure Schedules, none of the Company or its Subsidiaries has any obligation to provide an indemnity or gross-up for any Taxes, interest or penalties imposed or accelerated with respect to any Company Employee under Code §409A, Code §4999 or other excise tax provision of the Code.

Section 4.19        Environmental Matters. Except as to matters that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(a)               The Company and its Subsidiaries are, and since January 1, 2018 have been, in material compliance with all Environmental Requirements applicable to the Business. None of the Company, any of its Subsidiaries, or Seller has received any written notices or other written (or to the Knowledge of Seller, oral) communication that the Owned Real Property or the Leased Real Property or the Company or any of its Subsidiaries is not in material compliance with any applicable Environmental Requirements.

(b)               With respect to the Owned Real Property and the Leased Real Property, neither the Company nor any Subsidiary thereof has used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials or Petroleum Products in any way that has given rise to material liabilities or material obligations under any Environmental Requirements. With respect to the Owned Real Property, no prior owner or, with respect to the Leased Real Property, any prior tenant or prior subtenant thereof has used Hazardous Materials or Petroleum Products in any way that has given rise to material liabilities or material obligations under any Environmental Requirements. None of the Company or any of its Subsidiaries has any obligation to investigate, remove, remediate or cleanup any Hazardous Materials.

(c)               There has been no (i) off-site shipment of any Hazardous Materials or Petroleum Products by the Company and its Subsidiaries, or (ii) release on, under, at, from or in any way affecting the Owned Real Property or the Leased Real Property, which off-site shipment or release gives rise to material liabilities or material obligations under Environmental Requirements.

Section 4.20        Suppliers and Customers.

(a)               Section 4.20 of the Disclosure Schedules sets forth a list of the top 10 suppliers by value of purchases of the Company for the fiscal year ended December 31, 2021. Since January 1, 2021, there has been no written (or to the Knowledge of Seller, oral) communication from any such supplier advising the Company that it is planning to terminate or materially and adversely modify its business relationship or commercial terms with the Company.

(b)               Section 4.20 of the Disclosure Schedules sets forth a list of the top 10 customers by revenue of the Company for the fiscal year ended December 31, 2021. Since January 1, 2021, there has been no written (or to the Knowledge of Seller, oral) communication from any such customer stating that such customer is planning to terminate or materially and adversely modify its business relationship or commercial terms with the Company.

Section 4.21        Accounts Receivable; Accounts Payable; Inventory.

(a)               All accounts receivable reflected in the Financial Statements (i) are reflected in the books and records of the Company, (ii) are valid receivables, and (iii) arose from bona fide transactions in the Ordinary Course of Business. To the Knowledge of Seller, there is no contest, claim, defense or right of setoff, other than returns or customer credits in the Ordinary Course of Business, under any contract with any account debtor of an account receivable relating to the amount or validity of such account receivable. No counterclaims, defenses or offsetting claims with respect to the accounts receivable have been asserted in writing or, to the Knowledge of Seller, threatened.

(b)               All accounts payable reflected in the Financial Statements are reflected in the books and records of the Company. There are no accounts payable reflected in the Financial Statements that did not arise in the Ordinary Course of Business.

(c)               The Company and its Subsidiaries are not in possession of any material Inventory not owned by the Company and its Subsidiaries. The Company and its Subsidiaries have good and indefeasible title to the material Inventory free and clear of all Liens (other than Permitted Encumbrances).

Section 4.22        Employees.

(a)               Neither the Company nor any of its Subsidiaries is or in the past three (3) years has been a party to or bound by any collective bargaining agreement or other labor agreement, or has had a duty to bargain with, any union or labor organization with respect to any Company Employee or former employee. During the past (3) years, there have been no strikes, picketing, work stoppages, labor grievances, unfair labor practices claim, lockouts or, to the Knowledge of Seller, union organizing activities involving the Company or any Subsidiary with respect to any Company Employee or former employee, or, to the Knowledge of Seller, threatened against or involving the Company or any of its Subsidiaries.

(b)               The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, including all Laws relating to labor relations, employment standards, equal employment opportunities, discrimination, harassment and retaliation, reasonable accommodation, disability rights, immigration and I-9, wage and hour, classification of exempt, temporary and/or independent contractor status, leave entitlements, child labor, working conditions, meal and break periods, privacy, health and safety, workers’ compensation and compensation paid to Company Employees or former employees, individual independent contractors or consultants, or leased, temporary or seasonal employees, as applicable. During the past three (3) years, no material Claim relating to any employment or labor matter or Law has been filed or pending or, to the Knowledge of Seller, threatened with respect to the Company or its Subsidiaries, by or before any Governmental Entity, and neither the Company nor its Subsidiaries has received any written notice of intent by any Governmental Entity responsible for the enforcement of labor and employment Laws to conduct a Claim relating to any Company Employees, former employees or employment practices of the Company or its Subsidiaries.

(c)               Seller has provided or made available to Buyer a complete list of all Company Employees and with respect to each: (i) name or employee ID number, (ii) title or department, (iii) annualized base salary or hourly rate, (iv) whether such person is exempt or non-exempt under the Fair Labor Standards Act and similar Law, (v) whether such person is full-time or part-time, (vi) any bonus, commissions or incentive paid to such person for 2021, (vii) location (city and state), (viii) name of employer entity and (ix) whether such person is working on a visa or work permit.

(d)               During the past twelve (12) months, neither the Company nor any of its Subsidiaries has effectuated any “plant closings” or “mass layoffs” (as such terms are defined under the Worker Adjustment and Retraining Notification Act, as amended, and any similar state or local Law (collectively, the “WARN Act”)) or other actions (excluding any actions that occur on or after the Closing Date) that would reasonably be expected to trigger any obligations under the WARN Act, nor has any plant closure or mass layoff Company been planned or announced.

(e)               During the past three (3) years, (i) there has not been any written allegation of sexual harassment against any current or former executive officer or director of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment by any current or former employee or individual independent contractor.

Section 4.23        Insurance.

Each insurance policy covering the Company and its Subsidiaries is set forth in Section 4.23 of the Disclosure Schedules and is in full force and effect. In the 12 months prior to the date hereof, the Company has not received written notice from any insurer or agent of any intent to cancel any such insurance policy.

Section 4.24        Absence of Undisclosed Liabilities.

As of the date of this Agreement, there is no material liability, debt or obligation of the Company or any of its Subsidiaries of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP or disclosed in the footnotes thereto, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Interim Balance Sheet Date in the Ordinary Course of Business, (c) incurred in connection with the transactions contemplated by this Agreement, (d) disclosed in the Disclosure Schedules hereto; (e) under any contract disclosed in the Disclosure Schedules; or (f) which would not reasonably be expected to be material to the Business.

Section 4.25        Product Representations and Warranties, Design and Liability.

Since January 1, 2020, all products manufactured, processed, distributed, shipped or sold by the Company and its Subsidiaries and any services rendered by them have been in conformity, in all material respects, with all applicable contractual commitments and all expressed or implied warranties. There are no pending or, to the Knowledge of Seller, threatened material claims against the Company or its Subsidiaries based on any product or service warranty of the Company or any of its Subsidiaries. Except as set forth on Section 4.25 of the Disclosure Schedules, no products heretofore manufactured, processed, distributed, sold, delivered or leased by the Company and its Subsidiaries are subject to any guarantee, warranty, claim for product liability or other indemnity, recall or contemplated recall, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All warranties are in material conformity with the labeling and other material requirements of applicable Laws.

Section 4.26        Compliance with Anti-Corruption Laws.

(a)               None of the Company, any of its Subsidiaries nor anyone acting on its or their behalf, has since January 1, 2018: (i) violated, or engaged in any activity, practice or conduct which would violate, the U.S. Foreign Corrupt Practices Act (“FCPA”), the UK Bribery Act 2010 (the “Bribery Act 2010”) and any other applicable anti-corruption laws or regulations (together with the FCPA and the Bribery Act 2010, the “Anti-Corruption Laws”); (ii) used company funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iii) directly, or indirectly through its agents, representatives or any other person authorized to act on its behalf, offered, promised, paid, given, or authorized the payment or giving of money or anything else of value to any (1) Government Official or (2) other Person while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, promised, or given, directly or indirectly, to a Government Official or another person or entity for the purpose of influencing any act or decision of such Government Official or such Person in its official capacity, including a decision to do or omit to do any act in violation of its lawful duties or proper performance of functions or inducing such Government Official or such Person to use its influence or position with any Governmental Entity or other Person to influence any act or decision in order to obtain or retain business for, direct business to, or secure an improper advantage for, the Company.

(b)               The Company and its Subsidiaries have adopted and maintain adequate policies, procedures and controls to ensure that the Company has complied and is in compliance, in all material respects, with all Anti-Corruption Laws.

(c)               The Company is not, and has not been since January 1, 2018, the subject of any investigation, inquiry, or enforcement proceeding by any Governmental Entity, or any customer regarding any violation or alleged violation of any Anti-Corruption Law, and no such investigation, inquiry or proceeding has been threatened in writing by a Governmental Entity.

Section 4.27        Customs and International Trade Laws.

The Company and its Subsidiaries are in compliance, in all material respects, with all applicable Customs and International Trade Laws, and at no time since January 1, 2020 has the Company or any of its Subsidiaries committed any material violation of applicable Customs and International Trade Laws, and there are no unresolved questions or claims concerning any liability of the Company or any of its Subsidiaries with respect to any false statement or omission by the Company or any of its Subsidiaries related to applicable Customs and International Trade Laws, except as to matters that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.28        Privacy and Data Security.

(a)               Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company is in compliance with all (i) internal and external policies and procedures established by the Company and each of its Subsidiaries, (ii) applicable Laws and (iii) contracts to which such Person is a party, in each case, relating to the collection, use, storage, transfer, or disposal of personal information.

(b)               Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no Person (including any Governmental Entity) has commenced any action against the Company or its Subsidiaries relating to the information privacy or data security practices of the Company or any of its Subsidiaries, including with respect to the collection, use, transfer, storage, or disposal of personal information maintained by or on behalf of such Person, or, to the Knowledge of Seller, threatened any such action, or made any complaint, investigation, or inquiry against the Company or its Subsidiaries relating to such practices.

(c)               The Company has established and implemented commercially reasonable policies, programs, and procedures that are designed to protect the confidentiality, integrity, and security of personal information in its possession, custody, or control against unauthorized access, use, modification, disclosure, or other misuse.

(d)               Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of Seller, the Company has not experienced any loss, damage, or unauthorized access, disclosure, use, or breach of security of any personal information in the Company’s possession, custody, or control, or otherwise held or processed on its behalf.

Section 4.29        Books and Records.

All books and records of the Company and its Subsidiaries are located at the premises of the Business to which such books and records primarily relate, have been maintained substantially in accordance with applicable Laws, and comprise all of the books and records relating to the ownership and operation of the Company, its Subsidiaries and the Business, as applicable, except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.30        Disclaimer of Other Representations and Warranties.

(a)               NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NONE OF SELLER, ITS AFFILIATES OR THEIR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ANY OF ITS SUBSIDIARIES. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, NONE OF SELLER, ITS AFFILIATES OR THEIR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (I)

MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OR ANY OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS); (II) THE OPERATION OF THE COMPANY BY BUYER AFTER THE CLOSING; OR (III) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THE COMPANY AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

(b)               NONE OF SELLER, ITS AFFILIATES OR THEIR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO BUYER, ITS REPRESENTATIVES OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER OR ITS REPRESENTATIVES, OR BUYER’S OR ITS REPRESENTATIVES’ USE OF, ANY INFORMATION RELATING TO THE COMPANY, INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM OF THE COMPANY AND ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, BUSINESS PLANS, OFFERING MATERIALS OR OTHER MATERIAL MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES OR POTENTIAL FINANCING SOURCES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, “EXPERT SESSIONS,” SITE TOURS OR VISITS, DILIGENCE CALLS OR MEETINGS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF BUYER OR ITS REPRESENTATIVES OR IN ANY OTHER FORM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Article V

Buyer’s Representations and Warranties

Buyer represents and warrants to Seller as set forth below:

Section 5.01        Organization and Corporate Power.

Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware. Buyer has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.02        Authorization of Transaction.

Buyer has full limited liability company power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which Buyer is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes, and the other agreements contemplated hereby to which Buyer is a party, when executed and delivered by Buyer, will constitute the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms and conditions, subject to the Remedies Exceptions. The execution, delivery and performance of this Agreement by Buyer and all other agreements contemplated hereby and the consummation by Buyer of the transaction contemplated hereby have been duly and validly authorized by all necessary limited liability company action and no other limited liability company actions or proceedings on the part of Buyer and no member votes by Buyer’s members are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 5.03        Governmental Authorization.

Performance of this Agreement by Buyer requires no action by or in respect of, or filing with, any Governmental Entity other than (a) compliance with any applicable requirements of the HSR Act; (b) the filing of applications and notices with, and receipt of approvals, licenses, or consents of, the Governmental Entities set forth on Section 4.05 of the Disclosure Schedules; and (c) any actions or filings, the absence of which would not reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby. Neither Buyer nor any of its Affiliates owns any interest in any Person that derives a substantial portion of its revenues from products, services or lines of business within the Business’ principal products, services or lines of business, and Buyer is not aware of any reason why any actions by or in respect of, or filings with, any Governmental Entity referred to in Section 5.03 will not be made or obtained promptly after the date hereof and in any event by the End Date.

Section 5.04        Non-Contravention.

Assuming compliance with the matters referred to in Section 5.03, neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby, will (a) violate any Law, Court Order or other restriction of any Governmental Entity or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

Section 5.05        Broker’s Fees.

Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 5.06        Financing.

(a)               Buyer has delivered to Seller a true, complete and fully executed copy of a commitment letter (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter as described below, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date hereof in compliance with Section 6.05, the “Debt Commitment Letter”) from the Debt Financing Sources party thereto confirming their respective commitments to provide Buyer with debt financing in connection with the transactions contemplated hereby in the amount set forth therein (the “Debt Financing”).

(b)               The Debt Commitment Letter is in full force and effect and is a valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, enforceable against Buyer and, to the knowledge of Buyer, the other parties thereto in accordance with its terms (subject to the Remedies Exception). As of the date hereof, the Debt Commitment Letter has not been amended or modified, and the commitment contained in the Debt Commitment Letter has not been withdrawn, rescinded or otherwise modified, and no such amendment, modification, withdrawal or rescission of the Debt Commitment Letter is contemplated or the subject of current discussions. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a material default or breach on the part of Buyer or any of its Affiliates or, to the knowledge of Buyer, any other Person, under the Debt Commitment Letter. All fees (if any) required to be paid under the Debt Commitment Letter on or prior to the date hereof have been paid in full.

(c)               There are no conditions precedent directly or indirectly related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. As of the date hereof, assuming the satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated hereby, Buyer has no reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the full amount of the Debt Financing will not be available in full to Buyer on the Closing Date.

(d)               Assuming the Debt Financing is funded on the Closing Date in accordance with the Debt Commitment Letter and the Closing is consummated in accordance with the terms of this Agreement following satisfaction of the conditions precedent thereto, the aggregate proceeds of the Debt Financing will be in an amount sufficient to (i) pay the amounts payable by Buyer pursuant to Article II and (ii) pay all related fees and expenses of Buyer and its Representatives pursuant to this Agreement.

(e)               Notwithstanding anything herein to the contrary, Buyer acknowledges that the availability of the Debt Financing shall not be a condition to the obligation of Buyer to consummate the transactions contemplated hereby.

Section 5.07        Litigation.

There is no suit, claim, action or proceeding pending or, to the knowledge of Buyer, threatened, nor, to the knowledge of Buyer, is there any investigation pending, in each case, against Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries is subject to any outstanding Court Order, (a) that would, or would reasonably be expected to, materially and adversely affect the legality, validity or enforceability of this Agreement or any transaction contemplated hereby, or (b) that seeks restraint, prohibition, damages, delay or other relief in connection with Buyer’s obligations under this Agreement or the consummation by Buyer of the transactions contemplated hereby.

Section 5.08        Investment.

Buyer hereby represents and warrants that it: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D of the Securities Act; (b) has substantial experience in evaluating and investing in securities of companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests; (c) understands that the acquisition of the Company is a speculative investment that involves a high degree of risk of loss of its investment therein, is able to bear the economic risk of its investment in the Company for an indefinite period of time, including the risk of a complete loss of such investment and acknowledges that its investment in the Company has not been registered under the Securities Act and, therefore cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available; (d) is acquiring the Company for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in violation of, or that could cause the Company to be in violation of, applicable Law, understands that its investment in the Company has not been, and will not be, registered under the Securities Act and is being offered hereby by reason of an exemption from the registration requirement of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of its representations as expressed herein; (e) has had the opportunity to obtain all information requested by it and has had the opportunity to meet with representatives of the Company and to have them answer any questions and provide such additional information regarding the terms and conditions of the transactions contemplated hereby and the business and prospects of the Company, all of which questions have been answered and all of which requested information has been provided to its full satisfaction; and (f) is an “institutional investor” as such term is defined in Iowa Code section 502.102(11) and used in Iowa Code section 502.202(13)(a).

Section 5.09        Compliance with Law.

Buyer is in compliance with all Laws which would affect its ability to perform its obligations under this Agreement or the transactions contemplated hereby. There is no Claim pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates that would affect the ability of Buyer to perform its obligations under this Agreement or the transactions contemplated hereby.

Section 5.10        Independent Investigation; Seller’s Representations.

(a)               Buyer has conducted to its satisfaction its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company, which investigation, review and analysis was performed by Buyer and its representatives. Buyer acknowledges that it and its representatives have been provided adequate access to the personnel, properties, facilities and records of the Company for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied upon its investigation, review and analysis and, except as otherwise provided in this Agreement, not on any statements, representations or opinions of Seller or any of its representatives (except the specific representations and warranties of Seller and the Company set forth in Article IV).

(b)               Buyer hereby acknowledges and agrees that notwithstanding anything herein to the contrary (i) other than the specific representations and warranties made in Article IV, none of Seller, its Affiliates, the Company or their representatives makes or has made, and Buyer has not and is not relying on, any representation or warranty, express or implied, at law or in equity, in respect of the Company, including with respect to (A) merchantability or fitness for any particular use or purpose or any other warranties arising under the Uniform Commercial Code (or similar Laws); (B) the operation of the Company by Buyer after the Closing; or (C) the probable success, profitability or prospects of the Company after the Closing; and (ii) none of Seller, its Affiliates or their representatives will have or be subject to any liability or indemnification obligation to Buyer, its representatives or to any other Person resulting from the distribution to Buyer or its representatives of, or Buyer’s or its representatives’ use of, any information relating to the Company, including the Confidential Information Memorandum of the Company and any information, documents, offering materials or other material made available to Buyer or its representatives or potential financing sources, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, “expert sessions,” site tours or visits, diligence calls or meetings, responses to questions submitted on behalf of Buyer or its representatives or in any other form in connection with the transactions contemplated by this Agreement. Buyer and its representatives have received and may continue to receive from Seller and its representatives certain estimates, projections, forecasts, plans and budgets for the Company and certain plan and budget information. Buyer acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that Buyer is not relying on any estimates, projections, forecasts, plans or budgets furnished by Seller or its representatives, and Buyer shall not, and shall cause its representatives not to, hold any such Person liable with respect thereto.

Article VI

Covenants

Section 6.01        Conduct of Business.

(a)               From the date of this Agreement until the Closing Date, except (A) for Pandemic Measures, (B) as otherwise contemplated by this Agreement, (C) as required by applicable Law, Permit, contract or any Governmental Entity, (D) as set forth in Section 6.01 of the Disclosure Schedules or (E) with the written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), Seller shall use commercially reasonable efforts to conduct the Business in the Ordinary Course of Business in all material respects. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except (A) for Pandemic Measures, (B) as otherwise contemplated by this Agreement, (C) as required by applicable Law, Permit, contract or any Governmental Entity, (D) as set forth in Section 6.01 of the Disclosure Schedules or (E) with the written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), Seller shall not permit the Company, its Subsidiaries or the Business to:

(i)                 amend (whether by merger, consolidation or otherwise) the Corporate Documents of the Company or any of its Subsidiaries in any materially adverse respect;

(ii)              (A) split, combine or reclassify any Equity Interests of the Company or its Subsidiaries or (B) declare, set aside or pay any dividend or other distribution, other than (x) cash dividends or other cash distributions by the Company or its Subsidiaries to Seller, or (y) as may facilitate the settlement or elimination of intercompany accounts between any of the Company and its Subsidiaries, on the one hand, and Seller and any of its Affiliates, on the other;

(iii)            issue or sell any Equity Interests of the Company or its Subsidiaries;

(iv)             acquire (whether by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, other than (A) pursuant to existing contracts or (B) in the Ordinary Course of Business;

(v)               dispose of (whether by merger, consolidation, disposition of stock or assets or otherwise), directly or indirectly, any material assets, other than (A) pursuant to existing contracts or (B) in the Ordinary Course of Business;

(vi)             make any loans, advances or capital contributions to, or material investments in, any other Person, other than (A) in the Ordinary Course of Business or (B) loans, advances or capital contributions to, or investments in, the Company or its Subsidiaries;

(vii)          other than as required by the terms of any Employee Benefit Plan (pursuant to its terms as of the date hereof) or applicable Law, (A) materially increase the compensation of any Company Employee or of any director, officer, individual independent contractor or consultant of the Company or any of its Subsidiaries, other than annual increases in base salaries or wages to Company Employees or other directors, officers, individual independent contractors or consultants in the Ordinary Course of Business, (B) materially increase the benefits of any Company Employee or of any director, officer, individual independent contractor or consultant of the Company or any of its Subsidiaries, (C) take any action to accelerate the vesting or payment of any material compensation or benefit to any Company Employee or of any director, officer, individual independent contractor or consultant of the Company or any of its Subsidiaries, (D) amend any material term of an Employee Benefit Plan other than in the Ordinary Course of Business, (E) establish, adopt or amend any collective bargaining or other labor agreement, except, in the Ordinary Course of Business, or (F) hire or terminate the employment of any Company Employee earning annual base compensation in excess of $180,000 or terminate the relationship of the Company or its Subsidiaries with any individual independent contractor providing material services to the Company or any of its Subsidiaries, other than terminations for cause or due to death or disability;

(viii)        amend, terminate, renew or cancel any Contract listed in Section 4.16 of the Disclosure Schedules, or enter into any new Contract that would have been required to be listed in Section 4.16 of the Disclosure Schedules had it been in effect as of the date hereof, in each case other than in the Ordinary Course of Business;

(ix)             make or change any material Tax election or method of accounting for Tax purposes, settle or compromise any Claim, notice, audit report or assessment in respect of material Taxes that would be binding in Post-Closing Tax Periods, file any amended Tax Return, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax;

(x)               make any change to its methods of financial accounting, except as required by changes in GAAP or other applicable Laws;

(xi)             commence, pay, discharge, settle, release, waive or compromise any pending or threatened material Claim, including with respect to the Specified Matter, other than any such payments, settlements or waivers involving payments not in excess of $200,000 individually and which amounts are paid by the Company Group prior to Closing or included in the calculation of Closing Net Working Capital;

(xii)          enter into any agreement or arrangement with respect to the Prospective Mexico Venture;

(xiii)        adopt a plan or agreement of complete or partial liquidation or dissolution; or

(xiv)         enter into a binding agreement to do any of the foregoing;

provided that, for the sake of clarity, prior to Closing, nothing in this Section 6.01 shall restrict Seller or any of its Affiliates from taking any action to: (i) cause the Company or its Subsidiaries to dividend, distribute or otherwise pay to Seller or any of its Affiliates any or all of their cash, (ii) remove, or cause any Affiliate to remove, and pay to Seller or any of its Affiliates any cash held in any bank account of the Company, its Subsidiaries or the Business or (iii) settle or otherwise terminate or eliminate intercompany balances between Seller and any of its Subsidiaries, on the one hand, and the Business, on the other hand, and make capital increases or decreases in connection therewith. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that an e-mail from one or more of the following individuals (or such other persons as Buyer may specify by notice to the Company) specifically referencing this Section 6.01 and expressly granting consent shall constitute a valid form of consent of Buyer for all purposes under this Section 6.01: Paul Hunt (paul.hunt@urus.org).

(b)               Prior to the Closing, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, take or agree to take (or omit to take or agree to omit to take) any action (including any action (whether by merger, consolidation or otherwise) to acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, Person or division or part thereof, or any securities or collection of assets, including entering into (or agreeing to enter into) any letter of intent, agreement in principle or definitive agreement for the acquisition, purchase, lease or license thereof) that would reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any consent of any Governmental Entity necessary to consummate the Closing or any of the other transactions contemplated hereby or the expiration or termination of any applicable waiting period under the HSR Act or any other applicable antitrust law, (ii) increase the risk of any Governmental Entity entering an order or injunction to prevent, prohibit, restrict or delay the consummation of the Closing or any of the other transactions contemplated hereby, (iii) increase the risk of not being able to remove any such order or injunction on appeal or otherwise, (iv) result in the requirement under applicable Law to obtain a consent of any Governmental Entity in order for the Closing to occur that was not previously so required or (v) otherwise prevent, prohibit, restrict or materially affect, impair or delay the satisfaction of the conditions set forth in Article VII or the consummation of the Closing or any of the other transactions contemplated hereby.

Section 6.02        Certain Filings.

Seller and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such actions, consents, approvals or waivers.

Section 6.03        Best Efforts; Further Assurances.

(a)               Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken (including by their respective Affiliates), all actions and to do, or cause to be done (including by their respective Affiliates), all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement, including (x) preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (y) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof). Notwithstanding anything to the contrary in this Agreement, nothing shall require or be construed to require Buyer or any of its Affiliates, in order to obtain the consent or successful termination or expiration of any review of any Governmental Entity regarding the transactions contemplated by this Agreement, to (i) sell or hold separate, or agree to sell or hold separate, any assets, businesses or any interests in any assets or businesses, of Buyer or its Affiliates or of the Company or any of its Subsidiaries (or to consent to any sale, or Contract to sell, by Buyer, by the Company, by any Subsidiary or by any of their respective Affiliates of any assets or businesses, or any interests in any assets or businesses), (ii) agree to any change in or restriction on the operation by Buyer or its Affiliates of any assets or businesses (including any assets or businesses of the Company or the Subsidiaries), (iii) enter into or modify any Contract or relationships or be bound by any obligation, (iv) modify any of the terms of this Agreement or the transactions contemplated by this Agreement, (v) agree to any other structural or behavioral remedy, or (vi) initiate or participate in any litigation with respect to any such matters unless, in the case of each of clauses (ii)-(v), it would be unreasonable for Buyer not to take such action in light of the benefits to Buyer of the transactions contemplated by this Agreement (in which case, the obligations of Buyer under this Section 6.03 shall include taking, and causing its Affiliates to take, such action). For purposes of this Section 6.03, any reference to the “Affiliates” of Buyer shall mean only Buyer’s sole member, URUS Group, LP and its Subsidiaries.

(b)               In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall or shall cause its Affiliates (including, for purposes of this Section 6.03(b), their respective “ultimate parent entities” as that term is defined in the HSR Act) to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five Business Days of the date hereof, (ii) cooperate with each other with respect to the preparation of such filings under the HSR Act, (iii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and (iv) in the event that any applicable Governmental Entity issues a so-called “second request” (a “Second Request”) in relation to the transactions contemplated by this Agreement, use best efforts to be ready to certify substantial compliance within four months after the date of receipt of such Second Request. All filing fees incurred by Buyer or Seller or any of their respective Affiliates in connection with causing the expiration or termination of the applicable waiting periods under the HSR Act, shall be borne by Buyer.

(c)               Subject to applicable Law relating to the sharing of information, each Party shall (i) furnish the other Party with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (A) prepared by or on behalf of such Party for any Governmental Entity and affording the other Party opportunity to comment and participate in responding, where appropriate; and (B) received by or on behalf of such Party from any Governmental Entity, in each case in connection with any such consent, authorization, order or approval and (ii) use commercially reasonable efforts to consult with and keep the other Party informed as to the status of such matters. Further, no Party shall, nor shall it permit any of its representatives to, meet or engage in material conversations with any Governmental Entity or representative of such Governmental Entity in connection with obtaining any such consent, authorization, order and approval unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent not precluded by applicable Law or regulation or exempted by this Agreement, offers the other Party the opportunity to participate in such meeting or conversation. Each of Seller and Buyer shall not, and shall cause its Affiliates not to, take, refrain from taking or cause to be taken any action (including, for the sake of clarity, any other acquisition or investment) that it is aware or should reasonably be aware would have the effect of materially delaying, impairing or impeding the receipt of any consent, authorization, order or approval of any Governmental Entities.

(d)               Buyer and Seller will (i) jointly determine timing and strategy and be jointly responsible for approving the final content of any substantive oral or written communications with any applicable Governmental Entity, and (ii) jointly lead all proceedings and coordinate all activities, in each such case under clauses (i) and (ii) with respect to seeking actions, consents, approvals or waivers of any Governmental Entity under the HSR Act; provided that in the event (1) of any disagreement between Buyer and Seller with respect to any such matters under clauses (i) and (ii), and after Buyer has considered Seller’s views and input in good faith, or (2) that Seller’s views and/or input with respect to such matters are unreasonably delayed, Buyer shall have ultimate control with respect to such matter. For the avoidance of doubt, if Buyer elects to initiate or participate in any litigation under this Section 6.03, Buyer, the Company and Seller shall reasonably cooperate with each other to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement as promptly as practicable and in any event no later than five (5) Business Days prior to the End Date.

Section 6.04        Further Actions.

Each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as is reasonably necessary to carry out the purpose of this Agreement and of the other documents contemplated hereby.

Section 6.05        Financing.

(a)               Buyer shall arrange and obtain the Debt Financing on terms and conditions not materially less favorable than those described in the Debt Commitment Letter. In furtherance of the foregoing, Buyer shall (i) maintain in effect the Debt Commitment Letter; (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter (including the flex provisions) or on other terms no less favorable to Buyer; (iii) satisfy, or obtain a waiver thereof, on a timely basis all conditions to funding the Debt Commitment Letter and such definitive agreements with respect thereto; (iv) assuming that all conditions contained in the Debt Commitment Letter have been satisfied, consummate the Debt Financing at or prior to the Closing and (v) enforce its rights under the Debt Commitment Letter. Buyer shall, to the extent requested by Seller from time to time, keep Seller reasonably informed with respect to all material activity concerning the status of the Debt Financing. In addition, Buyer shall give Seller prompt notice of any material breach or material default by any party to the Debt Commitment Letter, or any definitive agreements related to the Debt Financing, in each case of which Buyer becomes aware.

(b)               In the event that any portion of the Debt Financing necessary for Buyer to consummate the Closing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including the flex provisions) (other than as a result of Seller’s breach of any provision of this Agreement or failure to satisfy the conditions set forth in Article VII), (i) Buyer shall promptly notify Seller and (ii) Buyer shall (A) arrange and obtain, as promptly as practicable following the occurrence of such event, any such portion from alternative sources (an “Alternative Financing”) on terms that (1) do not reduce the aggregate amount of available Debt Financing to less than the amount required to consummate the transactions contemplated by this Agreement and (2) otherwise would not reasonably be expected to materially delay or prevent the Closing and (B) provide Seller with a copy of the new financing commitment that provides for such Alternative Financing (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter, which may be redacted in a manner consistent with  Section 5.06).

Section 6.06        Financing Cooperation.

Prior to the Closing Date, Seller and the Company each will use its reasonable best efforts, and will cause their Subsidiaries to use their reasonable best efforts, to provide, at Buyer’s sole expense, Buyer with all cooperation reasonably requested by Buyer to assist them in arranging the Debt Financing; provided that such assistance does not (i) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries or give rise to costs or expenses of the Company or any of its Subsidiaries that are not advanced or promptly reimbursed by Buyer, (ii) cause any representation or warranty in this Agreement to be breached, (iii) cause any condition to Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement or any material agreement to which the Company or any of its Subsidiaries is a party or (iv) involve any binding commitment by the Company or any of its Subsidiaries which commitment is not conditioned on the Closing and does not terminate without liability to the Company or any of its Subsidiaries upon the termination of this Agreement. Notwithstanding the foregoing, neither Seller nor the Company shall, in connection with the Debt Financing, (i) be required to take any action that would result in a violation of applicable Law or breach of any Contract or subject it to actual or potential liability, (ii) be required to bear any cost or expense unless prior reimbursement has been received by the Company or its representatives, (iii) be required to pay any commitment fees or other amounts or make any other payment or incur any other liability or provide or agree to provide any indemnity prior to the Closing, (iv) have any liability or any obligation under any definitive debt financing agreement or any related document or other agreement or document related to the Debt Financing, other than any such liability or obligation of the Company following the Closing, (v) be required to incur any other liability in connection with the Debt Financing, other than any liability incurred by the Company following the Closing, (vi) be required to disclose or provide any information the disclosure of which, in the reasonable judgment of the Company, is restricted by Contract, applicable Law, order, is subject to attorney-client privilege or could result in the disclosure of any trade secrets of third parties or violate any obligation of Seller or the Company with respect to confidentiality (provided that the Company shall use commercially reasonable efforts to provide such information in a manner which would not contravene any such Contract or applicable Law or jeopardize such privilege or confidentiality obligation), (vii) be required to issue a private placement memorandum, confidential information memorandum or prospectus (and no such private placement memorandum or prospectus shall reflect the Company as the issuer), (viii) be required to issue any offering or information document or provide or deliver any legal opinion prior to the Closing, (ix) be required to participate in “road shows” or similar sales or marketing events or (x) provide any financial or other information that is not obtainable pursuant to commercially reasonable means.

Section 6.07        Preservation of Books and Records; Cooperation.

(a)               Seller and Buyer shall preserve and keep, or cause to be preserved and kept, all original books and records related to the Business, the Company or its Subsidiaries in such Party’s possession or the possession of its Affiliates for a period of six years after the Closing Date. Each of Seller and Buyer, upon reasonable notice and for any reasonable business purpose, shall have access during normal business hours to examine, inspect and copy such books and records held by the other Party or its Affiliates. Seller and Buyer shall provide such original books and records as the other Party shall reasonably request in connection with any action to which such requesting Party or its Affiliates are a party or in connection with the requirements of any Laws applicable to such requesting Party or any of its Affiliates.

(b)               Without limiting the generality of the obligations set forth in Section 6.07(a), each Party shall (and Buyer shall cause the Company to) cooperate fully, as and to the extent reasonably requested by any other Party or by its Affiliates, in connection with the preparation of any filings, financial information, including financial statement audits and quarterly reviews, and other documentation in such form and for such periods as may be required pursuant to the Securities Act or other applicable securities Laws relating to the consummation of the transactions contemplated hereby.

(c)               From the date hereof until the Closing Date, without Seller’s prior written consent, Buyer shall not, and shall cause its Affiliates not to, contact any customers, vendors or suppliers of, or other third parties having business relationships with, the Business, other than in the Ordinary Course of Business of Buyer’s or its Affiliates’ businesses where such contact does not relate to the Business, this Agreement or the transactions contemplated hereby and is in any event conducted in compliance with the terms of the Non-Disclosure Agreement.

Section 6.08        Notice of Certain Events.

(a)               Each Party shall promptly notify the other Parties of each of the following events if such event occurs prior to the Closing:

(i)                 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)              any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (to the extent notification thereof to Buyer is permitted by such Governmental Entity); and

(iii)            any actions, suits, claims, investigations or proceedings commenced that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.17 (in the case of Seller) or Section 5.07 (in the case of Buyer).

(b)               Notwithstanding anything to the contrary herein, a Party’s good faith failure to comply with this Section 6.08 shall not provide the other Parties the right not to effect the transactions contemplated by this Agreement.

Section 6.09        Confidentiality.

Neither Seller nor any of its Affiliates shall use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals or any other information concerning the Company or relating to the Business that is competitively sensitive, proprietary or confidential (collectively, “Confidential Information”), except on behalf of Buyer or any of its Affiliates; provided, however, that the confidentiality covenants contained in this Section 6.09 shall not apply to the following: (a) information that is already in the public domain or generally available to Persons in the same or similar industries as the Company; (b) information that becomes part of the public domain or generally available to Persons in the same or similar industries as the Company by publication or otherwise other than through any action on the part of Seller or its Affiliates; (c) information that Seller or its Affiliates received from a third party who was not legally or contractually prohibited from disclosing such information; or (d) information that Seller or its Affiliates are legally compelled to disclose, but only as to the disclosure. In the event that Seller or an Affiliate thereof becomes legally compelled to disclose any Confidential Information, Seller or such Affiliate thereof will notify Buyer promptly in writing of such requirement so that Buyer may seek, at Buyer’s sole expense, a protective order or other appropriate remedy or, in Buyer’s sole discretion, waive compliance with the terms of this Section 6.09. In the event that no such protective order or other remedy is obtained, or that Buyer waives compliance with the terms of this Section 6.09, Seller or such Affiliate thereof, as the case may be, will furnish only that portion of the Confidential Information which Seller or such Affiliate thereof is advised by counsel is legally required and will exercise commercially reasonable efforts, at Buyer’s sole expense, to obtain reliable assurance that confidential treatment will be accorded such furnished Confidential Information.

Section 6.10        Tax Matters.

(a)               Transfer Taxes. All transfer, documentary, sales, use, stamp, recording, registration, controlling interest transfer and other similar Taxes and fees (including any penalties and interest), if any (the “Transfer Taxes”), incurred in connection with the purchase and sale of the Membership Interests pursuant to this Agreement shall be borne 50% by Buyer and 50% by Seller. Buyer shall remit to the appropriate Governmental Entity the payment for all of the Transfer Taxes and file or cause to be filed all Tax Returns and other documentation required to be filed with respect to any such Transfer Taxes, if any, and Seller shall reasonably cooperate and cause its Affiliates to reasonably cooperate with Buyer in the preparation and execution of any such Tax Returns and other documentation; provided, that in the event of applicability of indirect transfer provisions under the Tax Laws of the Republic of India, Seller shall use commercially reasonable efforts to fulfill all necessary compliance procedures under the Laws of the Republic of India including, but not limited to, obtaining a Permanent Account Number (PAN), obtaining valuation reports and submitting Tax Returns and associated forms and annexures as applicable. Seller shall pay to Buyer the amount of Transfer Taxes borne by Seller pursuant to this Section 6.10(a) within five (5) days of Buyer notifying Seller in writing of the amount of such Transfer Taxes.

(b)               Cooperation. Seller and Buyer shall (and Buyer shall cause the Company to) cooperate fully, as and to the extent reasonably requested by the other Party. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably requested for any tax proceeding or Tax Return and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)               Straddle Periods. The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company and its Subsidiaries for all Tax purposes. In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in clause (i) (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership, other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date).

(d)               Section 338(g) Election. Seller shall, and shall cause the Company and its Subsidiaries to, cooperate with Buyer and any of its Affiliates and provide any relevant information, forms or elections (including in each case signatures required in connection therewith) requested by Buyer or any of its Affiliates that are reasonably necessary for Buyer to make an election in Buyer’s sole determination on IRS Form 8023 (Elections under Section 338 for Corporations Making Qualified Stock Purchases) with respect to the purchase of the shares of Trans Ova India.

Section 6.11        Employee Matters.

(a)               Buyer shall, or shall cause its Affiliates (including following the Closing the Company and its Subsidiaries) to, provide each Company Employee (including any Company Employee who is not actively working on the Closing Date as a result of an approved leave of absence), for a period of no less than 12 months after the Closing Date, with (i) an annual base salary (or in case of an hourly employee, a base hourly wage rate), overtime pay and cash-based bonus and incentive opportunities (excluding any equity-based compensation) that are no less favorable in the aggregate than those provided to such Company Employee under the Employee Benefit Plans immediately prior to the Closing Date (provided that all applicable Employee Benefit Plans are made available to Buyer prior to the Closing Date), (ii) employee benefits under plans, programs and arrangements which will provide benefits to such Company Employee that are substantially comparable, in the aggregate, to the benefits provided by the Company under the Employee Benefit Plans (disregarding benefits under any retention bonus or equity-based compensation plans, policies or programs), in each case, as of immediately prior to the Closing Date under the Employee Benefit Plans, and (iii) severance pay and benefits that are no less favorable than the severance pay and benefits in effect immediately prior to the Closing Date for any termination without cause, reduction in force, job elimination, or job location transfer by more than 35 miles, as set forth on Section 6.11(a)(i) of the Disclosure Schedules. For the avoidance of doubt, nothing in this Section 6.11 shall prevent the Buyer, the Company or any of its Subsidiaries from hiring or terminating any Company Employee after the Closing Date.

(b)               Buyer shall, or shall cause its Affiliates to, grant each Company Employee full credit for all prior service with Seller, the Company and their respective Subsidiaries or predecessors of any such entity for all purposes under each employee benefit plan sponsored or maintained by Buyer or any of its Affiliates (each a “Buyer Plan”), including for purposes of determining eligibility to participate, level of benefits, vesting, early retirement eligibility and benefit plan accruals (including for severance and paid time off benefits, but excluding benefit accruals under a defined benefit pension plan), to the same extent such service would be recognized under any analogous Employee Benefit Plan immediately prior to the Closing; provided, however, that such credit shall not result in a duplication of benefits. For the avoidance of doubt, Buyer shall, or shall cause its Affiliates to, credit each Company Employee with all paid time off accrued and unused by such Company Employee through the Closing Date under the applicable Employee Benefit Plan; provided that, to the extent required by applicable Law, all paid time off accrued and unused by such Company Employee through the Closing Date under the applicable Employee Benefit Plan shall be paid by Buyer, or its Affiliates, to such Company Employee (or reimbursed by Buyer to Seller (or its applicable Affiliate) if applicable Law requires Seller (or its applicable Affiliate) to pay such paid time off accrued and unused by such Company Employee through the Closing Date).

(c)               As of the Closing Date, Buyer shall, or shall cause one of its Affiliates to, assume all liabilities under, honor and continue each Employee Benefit Plan as in effect immediately prior to the Closing, including each Employee Benefit Plan that is a health and welfare benefit plan.

(d)               To the extent any Company Employee becomes eligible upon or following the Closing to participate in an employee benefit plan maintained by Buyer or its Affiliates, Buyer shall (or shall cause its Affiliates to) use its best efforts to: (i) waive all limitations as to pre-existing conditions, exclusions, active employment requirements, waiting periods and requirements to show evidence of good health with respect to participation and coverage requirements applicable to the Company Employee (and his or her eligible dependents) under any health and welfare plans in which the Company Employees are eligible to participate on or after the Closing Date to the extent that such limitations were waived or met under the applicable health and welfare Employee Benefit Plans; and (ii) provide each Company Employee with credit for the dollar amount of all co-payments, deductibles and similar expenses incurred by such Company Employee prior to the Closing Date during the plan year in which the Closing occurs in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans in which such Company Employees are eligible to participate on or after the Closing Date.

(e)               Buyer shall be solely responsible for and assume all liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under the WARN Act arising as a result of the transactions contemplated by this Agreement. Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all damages, liabilities, costs and expenses of any kind, character or description incurred or suffered by Seller or any of their Affiliates with respect to the WARN Act arising as a result of the transactions contemplated by this Agreement. Prior to the Closing, Seller shall provide Buyer a schedule which shall, as of the Closing Date, set forth a list of each Company Employee employed by the Company and its Subsidiaries whose employment has been terminated involuntarily within the prior 90-day period, together with such former employee’s work location.

(f)                Buyer shall be responsible for providing benefits in respect of all claims for benefits in respect of workers compensation and any comparable liabilities that are based upon Company Employees’ injuries or illnesses that arise on or after the Closing Date. Unless the Company or its Subsidiaries would otherwise be responsible for such benefits or liabilities, Seller shall be responsible for providing benefits in respect of all claims for benefits in respect of workers compensation and any comparable liabilities that are based upon the Company Employees’ injuries or illnesses that arise prior to the Closing Date.

(g)               Nothing contemplated by this Agreement shall be construed as requiring either the Company, Buyer or any of its Affiliates to continue the employment of any Company Employee as of the Closing Time for any period after the Closing Date, subject to the obligations imposed upon the Company, Buyer and its Affiliates under this Section 6.11, nor shall this Section 6.11 be treated as an amendment to or other modification of any employee benefit plan maintained by Buyer or any of its Affiliates or shall limit the right of Buyer to amend, terminate or otherwise modify any employee benefit plan maintained by Buyer or any of its Affiliates following the Closing Date. The Parties hereto acknowledge and agree that all provisions contained in this Section 6.11 are included for the sole benefit of the Buyer, on the one hand, and Seller, on the other hand, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights in any other Person, including any Company Employee or former employee of the Company or any of its Subsidiaries, any participant in any employee benefit plan maintained by Buyer or any of its Affiliates or any dependent or beneficiary thereof.

Section 6.12        Exclusive Dealing.

From the date of this Agreement until the earlier of the Closing Date and the date this Agreement is terminated in accordance with Article VIII, Seller shall not take, and shall cause the Company and its Subsidiaries not to take, and shall not authorize, encourage, permit or instruct any of their Representatives or any Representatives of the Company or its Subsidiaries to take, directly or indirectly, any action to: (a) solicit, initiate or encourage the making, submission or announcement of any indication of interest, inquiry, proposal or offer from any Person (other than Buyer or its Representatives) relating to an Acquisition Transaction; (b) encourage, initiate, participate in or engage in any discussions, negotiations or other communications regarding an Acquisition Transaction; (c) execute, enter into or become bound by any letter of intent or other contract with any Person (other than Buyer or its Representatives) relating to or in connection with an Acquisition Transaction; (d) provide any information to any Person (other than Buyer or its Representatives) concerning an Acquisition Transaction; or (e) entertain or accept any proposal or offer from, cooperate in any way with, or facilitate or encourage any effort or attempt by any Person (other than Buyer or its Representatives) relating to an Acquisition Transaction. Seller shall, and shall cause the Company and its Subsidiaries to, and shall instruct their respective Representatives and the Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Buyer and its Representatives) conducted heretofore with respect to any Acquisition Transaction.

Section 6.13        Non-Competition; Non-Solicitation.

(a)

(i)                 (A) In consideration for Buyer’s acquisition of the Company and Seller’s sale of the goodwill associated therewith, (B) in order to protect the goodwill obtained by Buyer and transferred as a result of the transactions contemplated by this Agreement, and (C) as an express incentive for Buyer to enter into this Agreement, Seller expressly covenants and agrees that, during the Prohibited Period, Seller will refrain from carrying on, engaging in or otherwise competing with, directly or indirectly, the Business as conducted on the date hereof in the United States (the “Restricted Area”). Seller agrees and covenants that, because the following conduct would effectively constitute carrying on the Business, such Seller will not, in the Restricted Area during the Prohibited Period, directly or indirectly, own, manage, operate, join, become an employee of, control or participate in or be connected with any business or Person (other than Buyer or any of its Affiliates, including the Company) which engages in or otherwise competes with the Business; provided that nothing herein shall preclude (1) Exemplar from (i) acquiring an interest in any Person engaged in a business activity that would otherwise violate this Section 6.13(a) (a “Competing Business”) if such Competing Business generated less than 10% of such Person’s consolidated annual revenues in the last completed fiscal year of such Person (ii) entering into a joint venture, partnership or strategic relationship with any Person engaged in a Competing Business so long as the underlying joint venture, partnership or strategic relationship does not itself engage in a Competing Business or (2) Exemplar providing or engaging in activities, services, products or systems of a nature provided by Exemplar apart from the Business as of the date of this Agreement or the Closing Date; provided that, in each case, such Person complies with its obligations under Section 6.09. As used in this Agreement, the “Prohibited Period” means the period beginning on the Closing Date and ending on the date that is five (5) years after the Closing Date. For the avoidance of doubt, this Section 6.13 shall not apply to any Person or Affiliate of any Person (other than to Seller and its Subsidiaries) that acquires all or any portion of the business, equity or assets of Seller or its Subsidiaries or enters into a business combination with Seller or with any of its Subsidiaries after the Closing Date. Notwithstanding the foregoing, this Section 6.13(a)(i) shall not apply to any actions taken by Exemplar Genetics, LLC or its Subsidiaries.

(ii)              Notwithstanding the restrictions set forth in Section 6.13(a)(i), Seller, collectively with its Affiliates, may own an aggregate of not more than 5% of the outstanding stock or other equity interest of any class of any corporation or similar entity engaged in or competing with the Business, if such stock or other equity interest is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 6.13(a)(i); provided that neither Seller nor any of its Affiliates, has the power, directly or indirectly, to control or direct the management or affairs of any such entity and neither such Seller nor any of its Affiliates is engaged in the management of such entity.

(iii)            Seller expressly covenants and agrees that during the Prohibited Period, Seller will not, and Seller will cause its Affiliates not to (1) solicit or contact with a view to the engagement or employment of any Person who is an officer, director, employee or agent of Buyer or its Affiliates at the time of such solicitation or contact and who was an officer, director, employee or agent of the Company immediately prior to Closing, except through advertising or solicitation not specifically directed at Buyer’s or the Company’s employees, or (2) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from Buyer or its Affiliates any Person who or which is a customer, consultant or supplier of Buyer or its Affiliates (for the avoidance of doubt, excluding any legal services provider or other consultant that provides services that are not specific to the Business) and who or which was a customer, consultant or supplier of the Company immediately prior to the Closing; provided that, in each case, (a) Seller and its Affiliates may conduct such action with respect to suppliers of Buyer or its Affiliates if (A) such action does not cause and would not reasonably be expected to cause such supplier to cease doing or materially reduce business with the Company, Buyer or its Affiliates and (B) Seller and its Affiliates, as applicable, comply with Section 6.09 and Section 6.13(a)(i).

(iv)             To the extent that any part of this Section 6.13(a) may be invalid, illegal or unenforceable for any reason, such part is severable, and it is intended that this Section 6.13(a) will be enforceable to the extent that an arbitrator or a court of competent jurisdiction will determine that this Section 6.13(a), if more limited in scope, would have been enforceable, this Section 6.13(a) will be deemed to have been so written and the remaining parts of this Section 6.13(a) beyond such invalid, illegal or unenforceable part will be effective as written and enforceable in all events and the Parties agree to request that such court enforce this Section 6.13(a) as if so written.

(b)               Seller agrees that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 6.13(a) are reasonable in all respects and do not impose any greater restraint than is necessary to protect the goodwill that such Seller is transferring pursuant to this Agreement and the legitimate business interests of Buyer and that these limitations are intended to comply with all applicable Laws. The Parties further agree that, in the event of a breach or threatened breach of any of the provisions of this Section 6.13, Buyer will be entitled to immediate injunctive relief, as any such breach would cause Buyer irreparable injury for which it would have no adequate remedy at law. Nothing in this Agreement will be construed so as to prohibit Buyer from pursuing and obtaining any other remedies available to it under this Agreement, at law or in equity for any such breach or threatened breach.

(c)               Seller hereby represents to Buyer that such Seller has read and understands, and agrees to be bound by, the terms of this Section 6.13. Seller acknowledges that the geographic scope and duration of the covenants set forth in this Section 6.13 are the result of arm’s-length bargaining and are fair and reasonable in all respects in light of (i) the nature and wide geographic scope of the operations of the Company and the Business, (ii) Seller’s level of control over, contact with, knowledge of confidential information about, and association with the goodwill of, the Company and the Business in all jurisdictions in which it is conducted, (iii) the fact that the Business is conducted by the Company throughout the Restricted Area, (iv) the fact that Seller is an interested party in this transaction, and (v) the consideration that Seller is directly or indirectly receiving in connection with the transactions contemplated by this Agreement and the amount of goodwill for which Buyer is paying. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable Laws, whether now or hereafter in effect and therefore, to the extent permitted by applicable Laws, the Parties waive any provision of applicable Laws that would render any provision of this Section 6.13 (or part thereof) invalid or unenforceable.

Section 6.14        Mutual Release.

(a)               Seller hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company, its Subsidiaries and their respective successors and assigns, directors, officers, members, shareholders, employees, managers, agents and representatives (the “Company Released Parties”), from any and all Claims that Seller has or may have against any of the Company Released Parties for any matter, transaction, act or omission arising under or in connection with any of the Company Released Parties, known or unknown, during the period prior to and including the Closing Date, other than obligations or Claims arising under or in connection with this Agreement, the transactions contemplated hereby and any other agreements between Seller or its Affiliates and the Company or any of its Subsidiaries that survive the Closing.

(b)               Effective as of the Closing, the Company and Buyer hereby irrevocably and unconditionally release, acquit, and forever discharge Seller, its Subsidiaries and their respective successors and assigns, directors, officers, members, shareholders, employees, managers, agents and representatives (the “Seller Released Parties”), from any and all Claims that the Company or Buyer has or may have against any of the Seller Released Parties for any matter, transaction, act or omission arising under or in connection with any of the Seller Released Parties, known or unknown, during the period prior to and including the Closing Date, other than obligations or Claims arising under or in connection with (i) this Agreement, the Non-Disclosure Agreement, the transactions contemplated hereby and any other agreements between Seller or its Affiliates and the Company or any of its Subsidiaries that survive the Closing or (ii) Claims unrelated to this Agreement and the transactions contemplated hereunder, including any relationship of (including pursuant to any Contract between) Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand (to the extent not relating to the Business or the transactions contemplated by this Agreement).

Section 6.15        [Reserved.]

Section 6.16        ViaGen Spin Out.

(a)               Prior to the Closing, Seller and the Company will use best efforts to consummate a reorganization whereby ViaGen and all of its Subsidiaries will be spun-out and owned by Seller or one of its Subsidiaries separate and apart from the Company, as further described on Exhibit C (the “Spin Out”). Notwithstanding anything to the contrary herein, if Seller fails to consummate the Spin Out prior to the Closing, (x) such failure shall not give rise to a failure of the closing condition set forth in Section 7.01(b)(ii) and (y) the provisions of Section 9.02(c) shall apply. If Seller fails to consummate the Spin Out prior to the Closing, Seller and Buyer shall cooperate fully with each other to effect the Spin Out following the Closing.

Section 6.17        Cloning Business Carve Out.

Prior to the Closing Date, Seller and the Company will each use its commercially reasonable efforts to provide information related to the Company or its Subsidiaries reasonably requested by Buyer, at Buyer’s sole expense, in connection with planning for the carve out (the “Carve Out”) of the portion of the Business that involves animal cloning, including with respect to the Company’s biomedical, agriculture and genetic engineering groups (the “Cloning Business”).

Article VII

Conditions to Closing

Section 7.01        Conditions to Closing.

(a)               The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions (any or all of which may be waived by Buyer and Seller, together, in whole or in part to the extent permitted by applicable Law):

(i)                 any applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated; and

(ii)              there shall not be in force an injunction or order of any court of competent jurisdiction in the United States enjoining, prohibiting or rendering illegal the consummation of the Closing.

(b)               The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(i)                 (A) the representations and warranties of Seller and the Company contained in Section 4.01 (Organization and Corporate Power), Section 4.02 (Authorization of Transaction), the first sentence of Section 4.03 (Title), Section 4.04 (Capitalization), and Section 4.07 (Brokers’ Fees) (the “Seller Fundamental Warranties”), disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct (except for de minimis inaccuracies) as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (B) the representations and warranties of Seller, other than the Seller Fundamental Warranties, contained in this Agreement, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except, in each case, for any inaccuracy or omission that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(ii)              the covenants of Seller to be performed prior to the Closing shall have been performed in all material respects (or any non-performance shall have been cured to the extent necessary to satisfy this condition);

(iii)            since the date of this Agreement until the Closing Date, there shall not have occurred any Material Adverse Effect;

(iv)             Buyer shall have received a certificate signed by an executive officer of Seller to the effect of the foregoing clauses (i), (ii) and (iii); and

(v)               Seller shall have made, or stands ready at the Closing to make, the deliveries required to be made by Seller pursuant to Section 3.02(a).

(c)               The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(i)                 (A) the representations and warranties of Buyer contained in Section 5.01 (Organization and Corporate Power), Section 5.02 (Authorization of Transaction), Section 5.05 (Broker’s Fees) and Section 5.09 (Independent Investigation; Seller’s Representations) (the “Buyer Fundamental Warranties” and, together with the Seller Fundamental Warranties, the “Fundamental Warranties”), disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (B) the representations and warranties of Buyer, other than Buyer Fundamental Warranties, contained in this Agreement shall, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except any inaccuracy or omission that would not reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby;

(ii)              the covenants of Buyer to be performed prior to the Closing shall have been performed in all material respects (or any non-performance shall have been cured to the extent necessary to satisfy this condition);

(iii)            Seller shall have received a certificate signed by an executive officer of Buyer to the effect of the foregoing clauses (i) and (ii);

(iv)             since the date of this Agreement, there shall not have occurred any Material Adverse Effect; and

(v)               Buyer shall have made, or stands ready at the Closing to make, the deliveries required to be made by Buyer pursuant to Section 3.02(b).

(d)               All conditions to the Closing shall be deemed to have been satisfied or waived from and after the consummation of the Closing. Neither Seller nor Buyer may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of Seller, on the one hand, or Buyer, on the other hand, respectively, to comply with its obligations under this Agreement.

Article VIII
TERMINATION

Section 8.01        Termination.

(a)               This Agreement may be terminated at any time prior to the Closing:

(i)                 by mutual written agreement of Seller and Buyer;

(ii)              by either Seller or Buyer if Closing has not occurred before July 1, 2023 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 8.01(a)(ii) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Closing to have occurred by such time;

(iii)            by either Seller or Buyer if the Closing would violate any non-appealable, final injunction or order of any court of competent jurisdiction, in the United States;

(iv)             by Buyer if there is any breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, such that the conditions specified in Section 7.01(b)(i) or Section 7.01(b)(i) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by Seller, then, for a period of up to 45 days after receipt by Seller of notice from Buyer of such breach (the “Seller Cure Period”) such termination shall not be effective and the End Date shall be automatically extended until the first Business Day following the end of the Seller Cure Period, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period;

(v)               by Seller if there is any breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Section 7.01(c)(i) or Section 7.01(c)(ii) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer, then, for a period of up to 45 days after receipt by Buyer of notice from Seller of such breach (the “Buyer Cure Period”) such termination shall not be effective and the End Date shall automatically be extended until the first Business Day following the end of the Buyer Cure Period, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period; or

(vi)             by Seller if (1) all of the conditions set forth in Section 7.01(a) and Section 7.01(b) have been satisfied (other than (x) those conditions which by their terms or nature are to be satisfied at the Closing (assuming the satisfaction of those conditions at such time if Closing were to occur at such time) and (y) those conditions the failure of which to be satisfied is caused by or results from a breach by Buyer of this Agreement), (2) Seller has given written notice to Buyer that it is ready, willing and able to take the actions within its control to consummate the Closing and (3) Buyer has failed to consummate the transactions contemplated by this Agreement on or prior to the date on which the Closing should have occurred pursuant to  Section 3.01.

(b)               The Party desiring to terminate this Agreement pursuant to Sections 8.01(a)(ii),  8.01(a)(iii), 8.01(a)(iv), 8.01(a)(v) or 8.01(a)(vi) shall give written notice of such termination to the other Party.

Section 8.02        Effect of Termination.

If this Agreement is terminated as permitted by Section 8.01, such termination shall be without liability hereunder of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties; provided that the provisions of Section 1.01, this Section 8.02, Section 8.03 and  Article X (other than  Section 10.03) shall survive any such termination of this Agreement; provided, further, that if such termination shall result from the willful (i) failure of a Party to fulfill a condition to the performance of the obligations of any other Party or (ii) failure to perform a covenant of this Agreement, such Party shall be fully liable for any and all damages and liabilities of any kind, character or description incurred or suffered by any other Party as a result of such failure or breach; provided, further, that a failure of Buyer to consummate the transactions contemplated hereby in breach of this Agreement shall be deemed to be willful for all purposes hereunder whether or not Buyer had sufficient funds available to consummate such transactions.

Section 8.03        Termination Fee and Related Matters.

(a)               If this Agreement is terminated (i) by Seller or Buyer pursuant to Section 8.01(a)(ii) and a willful and material breach by the Seller or the Company of their obligations under Section 6.03 has not been the primary cause of one or more of the conditions set forth Section 7.01(a)(i) or Section 7.01(a)(ii) solely in respect of an injunction or order in respect of the matters contemplated by  Section 6.03 failing to have been satisfied as of the End Date, (ii) by Seller or Buyer pursuant to  Section 8.01(a)(iii) (solely in respect of an injunction or order in respect of the matters contemplated by  Section 6.03) anda willful and material breach by the Seller or the Company of their obligations under Section 6.03 has not been the primary cause of such injunction or order, or (iii) by Seller pursuant to  Section 8.01(a)(v) (due to Buyer’s breach of  Section 6.03), and, in each case, at the time of such termination, all of the conditions set forth in Section 7.01(a) (other than (x) the condition set forth in Section 7.01(a)(i) and (y) the condition set forth in Section 7.01(a)(ii) solely in respect of an injunction or order in respect of the matters contemplated by  Section 6.03) and  Section 7.01(b) have been satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination), then Buyer shall pay to Seller (or an Affiliate designated by Seller) an amount in cash equal to $12,750,000 by wire transfer in immediately available funds (the “Termination Fee”) within two Business Days of such termination (or, in the case of any such termination by Buyer pursuant to  Section 8.01(a)(ii) or Section 8.01(a)(iii), prior to or concurrently with and as a condition precedent to such termination), it being understood that in no event shall Buyer be required to pay the Termination Fee more than once. Each of the Parties agrees, on behalf of itself and its respective Affiliates, that (x) the liabilities and damages that may be incurred or suffered by Seller in circumstances in which the Termination Fee is payable are uncertain and difficult to ascertain, (y) the Termination Fee represents a reasonable estimate of probable liabilities and damages incurred or suffered by Seller in these circumstances, and (z) such amount is not excessive or unreasonably large, given the Parties’ intent and dealings with each other, and shall not be argued by any Party to be or be construed as a penalty, and each Party expressly waives any right to argue, assert or claim any of the foregoing in any dispute among the Parties and/or any of their respective Affiliates arising out of this Agreement.

(b)               In the event that (i) this Agreement is terminated pursuant to  Section 8.01(a) and (ii) the Termination Fee is payable under  Section 8.03(a), Seller’s receipt of the Termination Fee in full shall be the sole and exclusive remedy of Seller against Buyer and its former, current and future directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, stockholders, Affiliates and assignees (collectively, but excluding Buyer, the “Buyer Related Parties”) for any damages suffered as a result of the failure of the Closing to be consummated or for a breach or failure to perform hereunder, and neither Buyer nor any Buyer Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the Debt Commitment Letter, or the transactions contemplated hereby or thereby; provided that the foregoing shall not limit the ability of Seller, the Company or its Subsidiaries to recover reimbursement for reasonable costs and expenses or interest pursuant to Section 8.03(c), and any such reimbursement or interest shall not reduce the amount of the Termination Fee; provided, further, that nothing in this  Section 8.03(b) shall restrict (x) the availability to Seller of any remedies in connection with fraud or any willful breach of any representation, warranty, covenant or agreement contained in this Agreement, for which all applicable legal and equitable remedies (in addition to the recovery of the Termination Fee) shall be available to Seller, or (y) Seller’s entitlement to seek and obtain specific performance as and to the extent permitted by  Section 10.17; provided, further, that under no circumstances will Seller be permitted or entitled to receive both specific performance of Buyer’s obligation to consummate the Closing and payment of the Termination Fee.

(c)               Buyer acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seller would not enter into this Agreement. Accordingly, if Buyer fails promptly to pay any amount due pursuant to this Section 8.03, it shall also pay any costs and expenses incurred by Seller in connection with enforcing this Agreement (including by legal action), together with interest on the amount of such unpaid fee, costs and expenses, at a rate per annum equal to 8% from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

Article IX
INDEMNIFICATION

Section 9.01        Survival.

All of the representations and warranties made in this Agreement shall not survive the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to, at or after the Closing, on the part of any Party, its Affiliates, and their respective directors, officers, employees, stockholders, partners, members, advisors or other representatives. The covenants and agreements made in this Agreement, or in any certificate or other writing delivered pursuant hereto or in connection herewith, shall survive the Closing until the first anniversary of the Closing Date, except to the extent that those covenants and agreements by their terms are to be performed in whole or in part at or after the Closing, which covenants shall survive the Closing until the date that is one year after the expiration of the applicable time period for performance thereof in accordance with their applicable terms; provided that the covenants set forth in this Article IX and Article X shall survive indefinitely or until the latest date permitted by applicable Law. For the avoidance of doubt, nothing in this Article IX shall limit any Party’s rights under the RWI Policy.

Section 9.02        Seller Indemnification Obligations.

Subject to the provisions of this Article IX, from and after the Closing (but, in the case of Section 9.02(c) to the extent related to Closing Company Indebtedness, only to the extent that a claim relating thereto is notified to the Seller prior to six-month anniversary of the Closing Date), Seller shall indemnify, defend and hold harmless Buyer, Buyer’s Affiliates (including the Company following the Closing), and their respective directors, officers, partners, members, equity holders, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any:

(a)               the Specified Matter Indemnified Liabilities;

(b)               Losses or Claims that arise out of, relate to or result from any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)               Losses or Claims that arise out of, relate to or result from Closing Company Indebtedness (other than the Pre-Closing Income Tax Amount of the Company and any of its Subsidiaries) or Closing Transaction Expenses to the extent not taken into account in the Final Closing Purchase Price;

(d)               Losses or Claims that arise out of, relate to or result from the execution of the Spin Out, including Taxes related thereto; and

(e)               solely in the event that the Spin Out is not consummated prior to the Closing, Losses or Claims that arise out of, relate to or result from the Spin Out (to the extent consummated following the Closing), ViaGen or its Subsidiaries, except to the extent any such amounts were taken into account in calculation of the Purchase Price (each of Sections 9.02(a), (b), (c), (d), and (e), the “Buyer Indemnified Liabilities”).

Section 9.03        Buyer Indemnification Obligations.

Subject to the provisions of this Article IX, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller, Seller’s Affiliates, and their respective directors, officers, partners, members, equity holders, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Loss or Claims that arise out of or result from any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement (the “Seller Indemnified Liabilities” and, together with the Buyer Indemnified Liabilities, the “Indemnified Liabilities”).

Section 9.04        Claim Procedures.

(a)               Except as set forth in Section 9.04(b) below, an Indemnified Party that desires to make a Claim for indemnification pursuant to this Article IX will provide notice (a “Claim Notice”) thereof in writing to Seller or Buyer, as applicable (in each such case, an “Indemnifying Party”), specifying the nature and basis for such Claim and a copy of all papers served with respect to such Claim (if any). For purposes of this Section 9.04, receipt by an Indemnified Party of written notice of a Claim by a third party against such Indemnified Party that such Indemnified Party believes (based on the information then available) would give rise to a claim for indemnification pursuant to Section 9.02 or Section 9.03 (a “Third-Party Claim”) will require prompt delivery of a Claim Notice to the Indemnifying Party of the receipt of such Third-Party Claim; provided, however, that an Indemnified Party’s failure to send or delay in sending a Claim Notice will not relieve an Indemnifying Party from liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay.

(b)               With respect to the Specified Matter:

(i)                 Following the Closing, the Company shall continue to control the defense of the Specified Matter.

(ii)              Notwithstanding the foregoing clause (a), Seller shall be entitled to participate in the defense of the Specified Matter and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by Seller.

(iii)            The Company shall (i) notify Seller of any significant developments in connection with the Specified Matter reasonably promptly (and, in any event, within 10 days following any such developments), (ii) keep Seller reasonably informed of the status of the Specified Matter and (iii) consult with Seller as to the resolution of any issue that would materially and adversely affect Seller or its Affiliates.

(iv)             The Company shall provide Seller a reasonable opportunity to (i) review and comment on any filings to be made by the Company or any of its Affiliates in connection with the Specified Matter and (ii) participate in any settlement discussions and negotiations in connection with the Specified Matter.

Section 9.05        Liability Limits.

(a)               Notwithstanding anything to the contrary set forth in this Agreement, with respect to the Specified Matter Indemnified Liabilities: (i) Seller shall be solely liable to the Buyer Indemnified Parties for all Specified Matter Indemnified Liabilities until the aggregate amount of such Specified Matter Indemnified Liabilities exceeds $2,500,000, (ii) Seller and the Company shall each be liable for 50% of all Specified Matter Indemnified Liabilities in excess of $2,500,000 until the aggregate amount of Specified Matter Indemnified Liabilities exceeds $9,000,000, and (iii) the Company shall be solely liable for all Specified Matter Indemnified Liabilities in excess of $9,000,000.

(b)               The amount of any Indemnified Liabilities shall be limited to the amount of such Indemnified Liabilities that remain after deducting therefrom any amounts actually recovered by any Indemnified Party under applicable insurance policies (net of any costs or expenses incurred in the collection thereof, including deductibles, and net of applicable premium adjustments). If the Indemnifying Party pays or reimburses (or causes to be paid or reimbursed) any amount of Indemnified Liabilities prior to any recovery by an Indemnified Party under applicable insurance policies, the Indemnified Party shall reimburse the Indemnifying Party (or cause the Indemnifying Party to be reimbursed) for any amounts actually recovered by such Indemnified Party (net of any costs or expenses incurred in the collection thereof, including deductibles, and net of applicable premium adjustments) promptly following such Indemnified Party’s receipt of such insurance recovery.

Section 9.06         Timing, Manner and Characterization of Indemnification Payments.

(a)               With respect to the Specified Matter, Buyer shall provide to Seller on a quarterly basis an invoice for any Specified Matter Indemnified Liabilities paid during such quarter. Seller shall reimburse Buyer (or cause Buyer to be reimbursed) for the amount of such Specified Matter Indemnified Liabilities within 30 days of Seller’s receipt of such an invoice.

(b)               Any indemnity payments made under this Agreement will be treated for all U.S. federal income Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Laws following a final determination as defined in Section 1313 of the Code.

Section 9.07        Control of Third-Party Claims.

(a)               Except as set forth in Section 9.04(b), in the event of the assertion of any Third-Party Claim, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the defense of such Third-Party Claim if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third-Party Claim and may assert any defense of the Indemnified Party or the Indemnifying Party; provided that the Indemnified Party will have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such Third-Party Claim; provided, further, that Seller, in its capacity as an Indemnifying Party, shall not have the right to defend or direct the defense of any such Third-Party Claim that is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, its Subsidiaries or the Business. In the event that the

Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.07(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 9.07(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. Counsel representing both the Indemnifying Party and the Indemnified Party must acknowledge in writing its obligation to act as counsel for all parties being represented and must acknowledge and respect separate attorney-client privileges with respect to each party represented. If the Indemnifying Party elects to undertake the defense of any Third-Party Claim under this Agreement, the Indemnified Party will cooperate with the Indemnifying Party in the defense or settlement of the Third-Party Claim, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions and trial, in each case, at the Indemnifying Party’s expense. The Indemnifying Party will not be entitled to settle any Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.

(b)               If the Indemnifying Party, by the thirtieth (30th) day after receipt of notice of any Third-Party Claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such Third-Party Claim) does not assume actively and in good faith the defense of any such Third-Party Claim or action resulting therefrom, the Indemnified Party may, at the Indemnifying Party’s expense, defend against such Claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party will not settle or compromise any Third-Party Claim for which it is entitled to indemnification under this Agreement, without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

Article X
Miscellaneous

Section 10.01    Limitation on Liability; Exclusive Remedy.

(a)               The Parties acknowledge and agree that Buyer has obtained the RWI Policy with respect to the representations and warranties made by Seller and the Company in Article IV this Agreement. Except for Fraud, the sole and exclusive recourse of Buyer for any breaches or inaccuracies of such representations and warranties made by Seller and the Company under Article IV of this Agreement is filing claims under the RWI Policy.

(b)               Except in the case of Fraud and as otherwise provided in Section 10.17 below, the rights and remedies under the RWI Policy are exclusive and in lieu of any and all other rights and remedies that Seller and Buyer may have under this Agreement or otherwise against each other with respect to any breach of any representation or warranty set forth in Article IV of this Agreement, and each of Seller and Buyer expressly waives any and all other rights, remedies and causes of action it or its Affiliates may have against the other Party or its Affiliates now or in the future under any Law with respect to any breach of any representation or warranty set forth in this Agreement. Except in the case of Fraud, the RWI Policy shall constitute the sole and exclusive basis for and means of recourse between the Parties with respect to any breach of any representation or warranty set forth under Article IV in this Agreement. Notwithstanding anything in this Agreement to the contrary, no breach of any representation or warranty contained herein shall give rise to any right on the part of any Party hereto, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement, or any of the transactions contemplated hereby.

Section 10.02    Press Releases and Public Announcements.

Within four Business Days of the Effective Date, Seller shall file a Current Report on Form 8-K with the Securities and Exchange Commission describing the terms and conditions of the transactions contemplated by this Agreement and attaching this Agreement as an exhibit to such filing. Seller shall provide Buyer with a reasonable opportunity to review and comment on a draft of such filing. The initial press release in respect of the transactions contemplated by this Agreement and the other agreements contemplated hereby shall be prepared by Seller (and Seller shall give Buyer a reasonable opportunity to review and comment thereon). None of the Parties shall make, or cause to be made, and shall cause its Affiliates and representatives not to make, any press release or public announcement in respect of this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby and thereby or otherwise communicate with any news media regarding this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby and thereby (each, a “Public Announcement”) without the prior written consent of the other Parties (and shall consult with and give the other Parties a reasonable opportunity to review and comment thereon), provided that Seller shall be permitted to make any required disclosure or Public Announcement under applicable Laws or stock exchange regulation without the prior written consent or consultation of Buyer. Notwithstanding the foregoing, the Parties and their respective Affiliates and representatives shall be entitled to make any Public Announcement without such consent of the other Parties to the extent such Public Announcement is consistent in all material respects with the initial press release.

Section 10.03    Disclosure Schedules.

The headings contained in the Disclosure Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of this Agreement or the information contained in the Disclosure Schedules. Notwithstanding anything to the contrary contained in the Disclosure Schedules or this Agreement, any disclosure, exception or qualification contained in any Section of the Disclosure Schedules with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be a disclosure, exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement to the extent reasonably apparent on its face, regardless of the inclusion or omission of a reference or a cross-reference with respect thereto. In addition, matters disclosed in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedules and any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The Disclosure Schedules are qualified in their entirety by reference to the specific provisions of this Agreement and are not intended to constitute, and shall not be construed as constituting, or otherwise be deemed or interpreted to broaden or expand the scope of, the representations, warranties, or covenants contained in this Agreement.

The disclosure or inclusion of any information in the Disclosure Schedules shall not be deemed to (a) be an admission or acknowledgment that such information is (i) required to be disclosed in connection with the representations and warranties made by Seller or the Company in this Agreement, (ii) material to or would adversely affect the Company or its Subsidiaries, or (iii) outside the Ordinary Course of Business, (b) establish a standard of materiality, or (c) be an admission or indication of any liability to any third party. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any contract, agreement, Law or Court Order shall be construed as an admission that any such breach or violation exists or has already occurred. References to any document contained in the Disclosure Schedules are qualified in their entirety by the document itself. No reference in the Disclosure Schedules to any agreement or document shall be construed as an admission that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document. In disclosing information pursuant to the Disclosure Schedules, neither Seller nor the Company waives any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 10.04    Attorney-Client Privilege; Continued Representation.

(a)               Seller and the Company hereby inform Buyer that each of the Company, Seller and their respective Subsidiaries have retained Davis Polk to act as its counsel in connections with transactions contemplated herein and that Davis Polk has not acted as counsel for the other Parties in connection with the transactions contemplated herein and that the other

Parties do not have the status of a client of Davis Polk for conflict of interest or any other purposes as a result thereof.

(b)               The Parties hereby agree that, in the event that a dispute arises under this Agreement after the Closing between Buyer, the Company, and/or its Subsidiaries on the one hand, and Seller and its post-Closing Affiliates on the other hand (an “Agreement Dispute”), Davis Polk may represent Seller and/or such post-Closing Affiliates in any Agreement Dispute even though the interests of Seller and/or such post-Closing Affiliates may be directly adverse to Buyer, the Company or its Subsidiaries, and even though Davis Polk may have represented the Company or its Subsidiaries in a matter substantially related to such Agreement Dispute, or may be handling other matters for Buyer, the Company or any of their Subsidiaries.

(c)               Buyer further agrees that, in any Agreement Dispute, the portion of the communications among Davis Polk, Seller and its Affiliates (other than the Company and its Subsidiaries), and, for communications made prior to the Closing, the Company and its Subsidiaries, that (i) relate in any way to the transactions contemplated herein, and (ii) are subject to the attorney-client privilege (communications meeting the requirements of clauses (i) and (ii) of this sentence are collectively referred to as the “Protected Communications”), the attorney-client privilege and the expectation of client confidence belongs to Seller, will be controlled by Seller and, except as expressly provided in Section 10.04(d), shall not pass to or be claimed by Buyer, the Company or any of their Subsidiaries.

(d)               The Parties hereby agree that the protections afforded to Seller in Section 10.04(c) shall not be considered, and are not, a waiver by Buyer, the Company or their Subsidiaries of any attorney-client privilege that they may have over the Protected Communications as against any third party other than Seller and its post-Closing Affiliates (an “Unaffiliated Party”). In the event of a dispute between Buyer, the Company, and/or its Subsidiaries, on the one hand, and an Unaffiliated Party on the other hand (an “Unaffiliated Party Suit”), Buyer, the Company and its Subsidiaries may assert the attorney-client privilege to prevent the disclosure of any Protected Communications to such Unaffiliated Party. Notwithstanding anything to the contrary set forth in this Agreement, in the event that any of Buyer, the Company or its Subsidiaries is required or requested by Court Order to produce, or otherwise to access or obtain a copy of, all or a portion of a Protected Communication, Buyer shall be entitled to so produce, access or obtain such Protected Communication, provided that, as soon as reasonably practicable following such a Court Order, Buyer shall notify Seller in writing so that Seller can seek such remedy as may be available to Seller to prevent the production or disclosure of, or access to, any of such Protected Communications or maintain the confidentiality of any of such Protected Communications. Where Seller seeks such a remedy regarding such Protected Communications in an Unaffiliated Party Suit, Buyer agrees to reasonably assist Seller in seeking such remedy.

(e)               Buyer agrees that, in any Agreement Dispute, it will not, and that it will cause the Company and its Subsidiaries to not, (i) seek to obtain such Protected Communications, whether by seeking a waiver of the attorney-client privilege or through other means, or (ii) use or rely on any of the Protected Communications. The Protected

Communications may be used by Seller and/or any of its post-Closing Affiliates in connection with any Agreement Dispute.

Section 10.05    Third-Party Beneficiaries.

This Agreement is solely for the benefit of (a) the Parties and their successors and assigns permitted under this Agreement, (b) Company Released Parties (solely with respect to such Persons’ rights pursuant to Section 6.14), and (c) Indemnified Parties (solely with respect to such Persons’ rights to indemnification pursuant to Article IX and the rights to enforce such rights to indemnification pursuant to this Article X), and no provisions of this Agreement will be deemed to confer upon any other Person any remedy, Claim, cause of action or other right. Notwithstanding any other provision of this Agreement or otherwise, the Parties agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that this Agreement may only be enforced against, and any action, suit or claim for breach of this Agreement may only be made against, the Parties to this Agreement, and no Non-Recourse Party of a Party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated hereby.

Section 10.06    Entire Agreement.

This Agreement (including the Annexes, Schedules, Exhibits and other documents referred to herein), along with the Non-Disclosure Agreement, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 10.07    Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller.

Section 10.08    Signatures.

This Agreement may be executed in one or more counterparts (including by means of facsimile or electronic transmission in portable document format (pdf)), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 10.09    Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.10    Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) upon electronic confirmation of receipt when transmitted by facsimile transmission or by electronic mail, or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller: Precigen, Inc. 20374 Seneca Meadows Parkway Germantown, Maryland 20876 Tel: (301) 556-9945 Email: DLehr@precigen.com Attention: Legal Department

With a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Ave.

New York, NY 10017

Tel: (212) 450-4736

Fax: (212) 701-5736

Email: lee.hochbaum@davispolk.com

Attention: Lee Hochbaum

If to Buyer: Spring Bidco LLC 2418 Crossroads Dr Unit 3600, FL 3 Madison, WI 53718 United States Attention: Paul Hunt	With a copy to (which shall not constitute notice): Morgan, Lewis & Bockius LLP 1001 Louisiana Street, Suite 4000 Houston, TX 77002 Email: sameer.mohan@morganlewis.com Attention: Sameer Mohan

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 10.11    Governing Law.

This Agreement, and the determination of any and all claims arising out of, relating to or in connection with this Agreement, shall in all respects and to the maximum extent permitted by applicable Law be governed by the Laws of the State of New York, including all matters of construction, enforcement, validity and performance but excluding all choice of law and conflicts of law rules.

Section 10.12    Submission to Jurisdiction; Selection of Forum; Waiver of Jury Trial.

(a)               EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY AND ALL ACTIONS OR PROCEEDINGS IN RESPECT OF ANY CLAIM ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH, THIS AGREEMENT, THE TRANSACTIONS DESCRIBED IN OR CONTEMPLATED BY THIS AGREEMENT, OR THE RELATIONSHIP BETWEEN THE PARTIES HERETO, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “CHOSEN COURT”) AND (A) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (B) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURT, (C) WAIVES ANY OBJECTION THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (D) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH Section 10.10 OF THIS AGREEMENT.

(b)               EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS DESCRIBED IN OR CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

(c)               Notwithstanding the foregoing, the Parties agree that disputes with respect to the matters referenced in Section 2.04 shall be resolved by the Independent Accountant in the manner provided for therein.

Section 10.13    Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. Each of Buyer and Seller may (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other Party or conditions to such obligations contained herein. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.14    Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.15    Expenses.

Except as otherwise expressly provided in this Agreement, whether or not the transactions are consummated, all costs and expenses incurred in connection with this Agreement and the transactions shall be borne by the Party incurring such costs and expenses.

Section 10.16    Incorporation of Annexes, Exhibits and Schedules.

The Annexes, Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 10.17    Specific Performance.

The Parties acknowledge that their obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event any Party should default in the performance of its obligations under this Agreement. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether at law or in equity, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach without proving actual damages or posted a bond.

{SIGNATURE PAGES FOLLOW}

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Buyer:

SPRING BIDCO LLC

By:	/s/ Cees Hartmans
Name: Cees Hartmans
Title: Authorized Signatory

By:	/s/ Bernd Schlattmann
Name: Bernd Schlattmann
Title: Authorized Signatory

Company:

TRANS OVA GENETICS, L.C.

By:	/s/ David Faber
Name: David Faber
Title: President

Seller:

PRECIGEN, INC.

By:	/s/ Donald P. Lehr
Name: Donald P. Lehr
Title: Chief Legal Officer